UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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VEREIT, INC.
(Name of Registrant as Specified in Its Charter)

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VEREIT, INC.
2325 E. Camelback Road, 9th Floor, Phoenix, Arizona 85016
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 21, 2020
April 7, 2020
To the Stockholders of VEREIT, Inc.:
I am pleased to invite you to the 2020 Annual Meeting of Stockholders (“Annual Meeting”) of VEREIT, Inc., a Maryland corporation (the “Company,” “we,” or “our”). The Annual Meeting will be held on Thursday, May 21, 2020 at the Company’s principal executive offices at 2325 E. Camelback Road, Ground Floor, Phoenix, Arizona 85016, commencing at 8:30 A.M. (local time). At the Annual Meeting, you will be asked to: (i) elect the eight director nominees described in the enclosed proxy statement to the Board of Directors to serve for a one-year term until the next Annual Meeting of Stockholders in 2021 and until their successors are duly elected and qualify; (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; (iii) approve by non-binding advisory resolution the compensation of the Company’s named executive officers; (iv)  approve by non-binding advisory vote, the frequency of future non-binding advisory resolutions on named executive officer compensation; and (v) consider and act on such other matters as may properly come before the Annual Meeting and any adjournment thereof.
Our Board of Directors has fixed the close of business on March 27, 2020 as the record date for the Annual Meeting. Only stockholders of record of shares of our common stock, par value $0.01 per share, at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
We make proxy materials available to our stockholders on the Internet. You can access proxy materials at www.proxyvote.com. You also may authorize your proxy via the Internet or by telephone by following the instructions on that website. In order to authorize your proxy via the Internet or by telephone, you must have the stockholder identification number that appears on the materials sent to you. If you received a Notice of Availability of Proxy Materials, you also may request a paper or an e-mail copy of our proxy materials and a paper proxy card by following the instructions included therein.
Because of the uncertainties surrounding the impact of the coronavirus (COVID-19), we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance of the Annual Meeting, and details on how to participate in the webcast will be set forth in a press release issued by the Company and available on our website and we will file the announcement as definitive additional soliciting material filed with the U.S. Securities and Exchange Commission. Please monitor our website at www.vereit.com for updated Annual Meeting information. If you are planning to attend our Annual Meeting, please check our website ten days prior to the meeting date.
Your vote is important.
By Order of the Board of Directors,
Lauren Goldberg,
Executive Vice President, General Counsel and Secretary
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 21, 2020.
This proxy statement and our 2019 Annual Report to Stockholders are available at www.proxyvote.com

Whether or not you plan to attend the Annual Meeting, please carefully read the proxy statement and other proxy materials and complete a proxy for your shares as soon as possible. You may authorize your proxy via the Internet or by telephone by following the instructions on the website indicated in the materials you received in the mail. If you received a Notice of Availability of Proxy Materials, you may also request a paper or an e-mail copy of our proxy materials and a paper proxy card at any time. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have submitted your proxy. However, please note that if your shares are held of record by a bank, broker or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” issued in your name from such bank, broker or other nominee.

VEREIT, INC.

Important Dates	How to Vote
March 27, 2020
The record date for the Annual Meeting is March 27, 2020. Only holders of shares of the Company’s common stock, par value $0.01 per share, at the close of business on March 27, 2020 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
May 21, 2020
The Annual Meeting will be held on May 21, 2020 at our principal executive offices at 2325 E. Camelback Road, Ground Floor, Phoenix, Arizona 85016, commencing at 8:30 A.M. (local time). Because of the uncertainties surrounding the impact of the coronavirus (COVID-19), we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance of the Annual Meeting, and details on how to participate in the webcast will be set forth in a press release issued by the Company and available on our website and we will file the announcement as definitive additional soliciting material filed with the U.S. Securities and Exchange Commission (“SEC”). Please monitor our website at www.vereit.com for updated Annual Meeting information. If you are planning to attend our Annual Meeting, please check our website ten days prior to the meeting date.

Proposals

At the Annual Meeting, you will be asked to:

1. Elect the eight director nominees described in this proxy statement for a one-year term to serve until the next annual meeting of stockholders in 2021 and until their successors are duly elected and qualify;

2. Ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020;

3. Approve by a non-binding advisory resolution the compensation of the Company’s named executive officers as described in this proxy statement;

4. Approve by a non-binding advisory vote the frequency of future non-binding advisory resolutions on named executive officer compensation; and

5. Consider and act on such matters as may properly come before the Annual Meeting and any adjournment thereof. The Board of Directors does not know of any matters that may be considered at the Annual Meeting other than the matters set forth above.

Questions If you have questions regarding voting by proxy or authorizing a proxy by telephone or via the Internet to vote your shares that are not answered below, please contact us at (877) 405-2653.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” (I) THE ELECTION OF THE DIRECTOR NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS IN 2021 AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFY, (II) THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020, (III) THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED HEREIN, AND (IV) A FREQUENCY OF EVERY “1 YEAR” FOR FUTURE NON-BINDING ADVISORY RESOLUTIONS ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROXY STATEMENT
The proxy, together with this proxy statement and our 2019 Annual Report, is solicited by and on behalf of the board of directors (the “Board of Directors” or the “Board”) of VEREIT, Inc., a Maryland corporation (the “Company”), for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof. References in this proxy statement to “we,” “us,” “our” or like terms refer to the Company, and references in this proxy statement to “you” refer to the stockholders of the Company. This proxy statement and our 2019 Annual Report have either been mailed to you or been made available to you on the Internet. Mailing to our stockholders commenced on or about April 7, 2020.
CORPORATE HIGHLIGHTS
VEREIT, Inc. is a full-service real estate operating company that owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S. The Company has total real estate investments of $14.8 billion consisting of approximately 3,900 properties and 89.5 million square feet. The Company’s business model provides equity capital to creditworthy corporations in return for long-term leases on their properties.
The Company is a publicly traded Maryland corporation listed on the New York Stock Exchange. The mailing address of our principal executive offices is 2325 E. Camelback Road, 9th Floor, Phoenix, Arizona 85016.
INFORMATION ABOUT THE MEETING AND VOTING
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?
As permitted by rules adopted by the SEC, we are making this proxy statement and our 2019 Annual Report available to our stockholders electronically via the Internet. On or about April 7, 2020, we began mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our 2019 Annual Report online, as well as instructions on how to vote. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access and review all of the important information contained in this proxy statement and our 2019 Annual Report. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Our 2019 Annual Report is not part of the proxy solicitation material.
Can I access the Notice, Proxy Statement and the 2019 Annual Report on the Internet?
Yes, these materials are available on our website and can be accessed at www.proxyvote.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.
Who can vote at the Annual Meeting?
The record date for the Annual Meeting is March 27, 2020. Only holders of shares of our common stock, par value $0.01 per share, at the close of business on March 27, 2020 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of the record date, 1,077,781,479 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting.
How many votes do I have?
Each share of common stock has one vote on each matter considered at the Annual Meeting or any adjournment or postponement thereof. The proxy card shows the number of shares of common stock you are entitled to vote.
How may I vote?
If you are a “registered owner” or “record holder” (i.e., you hold your shares in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A.) and you attend the Annual Meeting, you may vote in person at the Annual Meeting. If you are a “beneficial owner” because your bank, broker or similar organization is the holder of your shares (i.e., your shares are held in “street name”) and you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” from the bank, broker or other record holder. If you attend the Annual Meeting and you submit your vote in person, any previous votes that you submitted by mail or authorized via the Internet or by telephone will be superseded by the vote that you cast at the Annual Meeting. Because of the uncertainties surrounding the impact of the coronavirus (COVID-19), we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance of the Annual Meeting, and details on how to participate in the webcast will be set forth in a press release issued by the Company and available on our website and we will file the announcement as definitive additional soliciting material filed with the SEC. Please monitor our website at www.vereit.com for updated Annual Meeting information. If you are planning to attend our Annual Meeting, please check our website ten days prior to the meeting date. Further instructions for in-person voting can be obtained by calling us at (877) 405-2653.
Stockholders may submit their votes by mail (if they have received a hard copy set of documents) by completing, signing, dating and returning their proxy in the envelope enclosed with the mailing. Stockholders also have the following two options for authorizing a proxy to vote their shares:

•	via the Internet at www.proxyvote.com; or

•	by telephone to Broadridge Financial Solutions, Inc. For those who hold shares in their own name, by calling (800) 690-6903 and for shares held in “street name,” by calling (800) 454-8683.

For those stockholders with Internet access, we encourage you to authorize a proxy to vote your shares via the Internet, a convenient means of authorizing a proxy that also provides cost savings to us. In addition, when you authorize a proxy to vote your shares via the Internet or by telephone prior to the date of the Annual Meeting, your proxy authorization is recorded immediately and there is no risk that postal delays will cause your vote by proxy to arrive late and, therefore, not be counted. For further instructions on authorizing a proxy to vote your shares, see the proxy card.
If your shares are held in “street name,” you should instruct your bank, broker or other record holder how to vote your shares by following the voting instructions provided by such organization. If you do not give instructions to your bank, broker or record holder, such organization will be entitled to vote your shares on routine items, but will not be permitted to do so on non-routine items. Your bank, broker or record holder will have discretion to vote on Proposal 2 (ratification of auditors) without any instructions from you, but such organization will not have the ability to vote your uninstructed shares on Proposal 1 (election of directors), Proposal 3 (vote to approve by non-binding advisory resolution the named executive officer compensation) or Proposal 4 (non-binding advisory vote to determine the frequency of future non-binding advisory resolutions on named executive officer compensation) on a discretionary basis. Accordingly, if you hold your shares in “street name” and you do not instruct your bank, broker or other record holder how to vote on these proposals, such organization cannot vote these shares and will report them as “broker non-votes,” meaning that no votes will be cast on your behalf for Proposals 1, 3 and 4.
How will proxies be voted?
Shares represented by valid proxies will be voted at the Annual Meeting in accordance with the directions given. If you are a registered stockholder and submit a properly executed proxy but do not indicate any voting instructions, the shares will be voted “FOR” the (i) election of the director nominees named in this proxy statement, (ii) ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, (iii) non-binding advisory resolution approving the compensation of the Company’s named executive officers as described herein and (iv) a frequency of every “1 YEAR” for future non-binding advisory resolutions on named executive officer compensation.
We are not currently aware of any other matters to be presented at the Annual Meeting other than those described in this proxy statement. If any other matters not described in this proxy statement are properly presented at the Annual Meeting, any proxies received by us will be voted at the discretion of the proxy holders.
How can I change my vote or revoke a proxy?
You have the unconditional right to revoke your proxy at any time prior to the voting thereof by (i) submitting a later-dated proxy via the Internet, by telephone or by mail to: Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, or (ii) by attending the Annual Meeting and voting in person. No written revocation of your proxy shall be effective, however, unless and until it is received at or prior to the Annual Meeting.
What vote is required to approve each item?
The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required for the election of each director nominee. For purposes of the election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee for election as a director exceeds the number of votes cast “against” that nominee.
The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required for ratifying the appointment of Deloitte as the Company’s independent auditor for the fiscal year ending December 31, 2020.

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required to approve by non-binding advisory resolution the compensation of our named executive officers as described herein.
The affirmative vote of a majority of the votes cast is necessary for the approval of the vote to determine the frequency of future non-binding advisory resolutions on named executive officer compensation. If none of the alternatives in this proposal (one year, two years or three years) receives a majority vote, we will consider the alternative with the highest number of votes cast to be the frequency that has been approved pursuant to the non-binding advisory vote of the stockholders.
Abstentions and broker non-votes, if any, will have no effect on the outcome of these matters. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have or chooses not to exercise discretionary authority to vote the shares. None of the proposals, if approved, entitle stockholders to appraisal rights under Maryland law or the Company’s charter.
What constitutes a “quorum”?
The presence at the Annual Meeting, in-person or represented by proxy, of the holders of a majority of the shares of common stock outstanding on the record date, or 538,890,741 shares, will constitute a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining whether there is a quorum.
What happens if a quorum is not present at the Annual Meeting?
If a quorum is not present at the scheduled time of the Annual Meeting, the chairman of the meeting may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.
Will you incur expenses in soliciting proxies?
We are soliciting the proxy on behalf of the Board of Directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. We have retained Broadridge Financial Solutions, Inc., to aid in the mailing of proxy materials and tabulation and recording of votes. In addition, our directors, officers and other employees, without additional compensation, may participate in the solicitation of proxies.
We will request banks, brokers and other record holders to forward copies of the proxy materials to people on whose behalf they hold shares of common stock and to request authority for the exercise of proxies by the record holders on behalf of those people. In compliance with the regulations of the SEC, we will reimburse such banks, brokers and other record holders for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of shares of our common stock.
What does it mean if I receive more than one proxy card?
Some of your shares may be registered differently or held in a different account. You should authorize a proxy to vote the shares in each of your accounts via the Internet or by telephone or by mail. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted. If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should call us at (877) 405-2653. Combining accounts reduces excess printing and mailing costs, resulting in cost savings that benefit you as a stockholder.
What if I receive only one set of proxy materials although there are multiple stockholders at my address?
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering to that address a single proxy statement to those stockholders. This process is referred to as “householding.” The rules benefit both you and us. It reduces the volume of duplicate information received at your household and helps reduce expenses.
Some brokers household proxy materials, delivering a single proxy statement (including notice of annual meeting) and annual report to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Although the proxy materials may be householded, each account in a household will receive its own Notice and proxy card to vote. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If a single copy of the proxy statement (including notice of annual meeting) and annual report was delivered to your household and you wish to receive a separate copy of such materials, please notify us and we will promptly provide you with such copy. Additionally, if, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement (including notice of annual meeting) and annual report, or if you are receiving multiple copies of the proxy statement (including notice of annual meeting) and annual report and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You may notify us by calling us at (877) 405-2653 or by mailing a request to us at 2325 E. Camelback Road, 9th Floor, Phoenix, Arizona 85016, Attention: Investor Relations.
PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors is responsible for monitoring and supervising the performance of our executive management team. Directors are elected annually by our stockholders, and there is no limit on the number of times a director may be elected to office. Each director serves until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal. The Company’s charter provides that the number of directors shall not be less than the minimum number required by the Maryland General Corporation Law nor more than fifteen; provided, however, that the number of directors may be changed from time to time by resolution adopted by the affirmative vote of a majority of the Board. The number of directors on the Board is currently fixed at eight.
Any director who fails to be elected by a majority vote shall offer his or her resignation to the Board, subject to acceptance. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will then act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualifies. The director who offers his or her resignation will not participate in the Board’s decision regarding whether to accept or reject such director’s resignation.
The Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, proposes that the eight nominees listed below, all of whom are currently serving on our Board, be elected to serve as directors until the 2021 annual meeting of stockholders and until his or her successor is duly elected and qualifies. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by any proxy will be voted for any substitute nominee, if any, who may be designated by the Board to replace that nominee. At this time, the Board of Directors does not know of any reason why any nominee would not be able to serve as a director.
The election of each director nominee requires the affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present. For purposes of the election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee for election as a director exceeds the number of votes cast “against” that nominee.
Director Nominees and Business Experience
The matrix below represents some of the key skills that our Board has identified as particularly valuable to the effective oversight of the Company and the execution of our strategy. This matrix highlights the depth and breadth of skills of our current directors.

	Rufrano	Frater	Henry	Hogan Preusse	Lieb	Ordan	Pinover	Richardson
Age	70	64	71	51	60	61	72	56
Gender	Male	Male	Male	Female	Male	Male	Male	Female
Director Since	2015	2015	2015	2017	2017	2015	2015	2015
Independent		✓	✓	✓	✓	✓	✓	✓
REIT / Real Estate	✓	✓	✓	✓	✓	✓	✓
Business Leadership	✓	✓	✓	✓	✓	✓	✓	✓
Public Company Executive	✓	✓	✓		✓	✓
Public Company Director	✓	✓	✓	✓	✓	✓		✓
Capital Markets	✓	✓	✓	✓	✓	✓	✓	✓
Accounting / Finance	✓	✓	✓	✓	✓	✓		✓
Legal							✓
Risk Oversight	✓	✓	✓	✓		✓
Real Estate Securities Investment	✓			✓			✓
Set forth below are the names, biographical information and positions each of the nominees holds with the Company as of the date of this proxy statement.

Glenn J. Rufrano
Age:	70
CEO and Director Since:	April 2015
Positions:	Chief Executive Officer and Director
Committee(s):	None
Biography:

Prior to joining the Company, Mr. Rufrano served as Chief Executive Officer of O’Connor Capital Partners, a privately-owned, independent real estate investment, development and management firm specializing in retail and multifamily residential properties that he co-founded, from November 2013 through March 2015. He also served as a director for Ventas, Inc., a publicly traded healthcare real estate investment trust (“REIT”) from June 2010 to May 2018 and Columbia Property Trust, Inc., a publicly traded commercial real estate REIT, from January 2015 until March 2015. Previously, Mr. Rufrano was President and Chief Executive Officer of Cushman & Wakefield, Inc., a private, global commercial property and real estate services company, and a member of its Board of Directors from March 2010 to June 2013. From January 2008 through February 2010, he served as Chief Executive Officer of Centro Properties Group, an Australian-based shopping center company, and from April 2007 through January 2008, Mr. Rufrano served as Chief Executive Officer of Centro Properties Group U.S. From 2000 until its acquisition by Centro Properties Group in April 2007, he served as Chief Executive Officer and director of New Plan Excel Realty Trust, Inc., a commercial retail REIT formerly listed on the New York Stock Exchange. He presently serves on the Board of New York University’s Real Estate Institute and the National Association of Real Estate Investment Trusts (“Nareit”) Advisory Board of Governors and on the Executive Board of the International Council of Shopping Centers (“ICSC”). From June 2015 to December 2018, Mr. Rufrano served on the Boards of Directors of the following non-listed REITs: Cole Credit Property Trust V, Inc. (“CCPT V”), CIM Income NAV, Inc. (formerly known as Cole Real Estate Income Strategy (Daily NAV), Inc.) (“INAV”), Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”), Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”) and CIM Real Estate Finance Trust, Inc. (formerly known as Cole Credit Property Trust IV, Inc.) (only from June 2016 until February 2018) (“CCPT IV” and collectively with CCPT V, INAV, CCIT II and CCIT III, the “Cole REITs”).  Mr. Rufrano had served on the Boards of Directors of the Cole REITs prior to the sale of the Company’s investment management business, Cole Capital, to an affiliate of CIM Group, LLC in February 2018, as the Cole REITs were sponsored and externally managed by the Company and his board service comprised part of his duties as Chief Executive Officer of the Company.

Education:
Mr. Rufrano received a Bachelor’s Degree in Business Administration from Rutgers University and a Master of Science degree in Management and Real Estate from Florida International University.
Skills and Qualifications:

We believe Mr. Rufrano’s extensive experience in the real estate industry, his tenure on various REIT boards and his wide-ranging leadership experience make him well qualified to serve on our Board of Directors.

Hugh R. Frater
Age:	64
Director Since:	April 2015
Positions:	Non-Executive Chairman of the Board of Directors (Independent Director)
Committee(s):	None
Biography:

In October 2018, Mr. Frater was appointed as interim Chief Executive Officer of the Federal National Mortgage Association (“Fannie Mae”) and served in this position until March 2019 when he was appointed, and currently serves as, the Chief Executive Officer of Fannie Mae. From April 2014 until his retirement in December 2015, Mr. Frater served as Chairman of Berkadia Commercial Mortgage LLC (“Berkadia”), an industry-leading commercial real estate company that is owned 50% by Berkshire Hathaway Inc. and 50% by Leucadia National Corporation, which provides comprehensive capital solutions and investment sales advisory and research services for multifamily and commercial properties. Mr. Frater formerly served as Berkadia’s Chief Executive Officer from August 2010 until April 2014. From November 2007 until June 2010, Mr. Frater was the Chief Operating Officer at Good Energies, Inc. and from February 2004 until May 2007, Mr. Frater was Executive Vice President at PNC Financial Services, where he led the real estate division. From August 1988 until February 2004, he was a Founding Partner and Managing Director of BlackRock, Inc., the largest global investment manager, where he also led the real estate practice. Mr. Frater has also served as a director of Hippo Analytics Inc., a private home insurance company since July 2018. He has also served on the Real Estate Advisory Board at the Columbia University Graduate School of Business since 2004 and on its Board of Overseers since 2015. Mr. Frater has also previously served on the Board’s Audit Committee and Nominating and Corporate Governance Committee from April 2015 to September 2015.

Education:
Mr. Frater received a Bachelor’s Degree from Dartmouth College and received a Master of Business Administration from the Columbia University Graduate School of Business.
Current Public Company Directorships:

Mr. Frater has served on the Board of Directors of Fannie Mae since January 2016, including having served on its risk and audit committees until his appointment as interim Chief Executive Officer of Fannie Mae in October 2018.

Skills and Qualifications:

We believe that Mr. Frater’s long-standing real estate and policy and government relations experience, in addition to his finance and business operations background, make him well qualified to serve on our Board of Directors.

David B. Henry
Age:	71
Director Since:	September 2015
Positions:	Independent Director
Committee(s):	Nominating and Corporate Governance Committee (Chair)
Audit Committee
Biography:

Mr. Henry served as Chief Executive Officer of Kimco Realty Corporation (“Kimco”), a publicly traded REIT, from December 2009 to January 2016 and Vice Chairman of Kimco from May 2001 to January 2016. Before joining Kimco in April 2001, Mr. Henry served in various capacities at GE Capital Real Estate (“GE”) from 1978 to 2001, including as GE’s Senior Vice President and Chief Investment Officer from 1998 to 2001. Mr. Henry also served as Chairman of GE’s Investment Committee and as a member of its Credit Committee. Prior to joining GE, Mr. Henry served as Vice President for Republic Mortgage Investors, a mortgage REIT, from 1973 to 1978. Mr. Henry has served on the Board of Directors of Fairfield County Bank, a private Connecticut mutual savings bank, since July 2010 and on the Board of Directors of Starwood Real Estate Income Trust, Inc., a non-listed REIT, since January 2018. Mr. Henry is a former trustee of ICSC and served as its Chairman from 2011 to 2012. Mr. Henry served as the Vice-Chairman of the Board of Governors of Nareit, ending his term on December 31, 2015, and serves on the real estate advisory boards of New York University, Baruch College and Alto Real Estate Funds. Mr. Henry is also the co-founder of Peaceable Street Capital, an equity lender for income producing commercial real estate properties.

Education:
Mr. Henry received a Bachelor of Science degree in Business Administration from Bucknell University and a Master of Business Administration from the University of Miami.
Current Public Company Directorships:

Mr. Henry has served on the Board of Directors of HCP, Inc., a publicly traded REIT, since January 2004, on the Board of Directors of Columbia Property Trust, Inc., a publicly traded REIT that owns and operates commercial office properties, since January 2016, and on the Board of Directors of Tanger Factory Outlet Centers, Inc., a publicly traded real estate company that owns the chain Tanger Outlets, since January 2016.

Skills and Qualifications:

We believe that Mr. Henry’s extensive REIT experience, leadership skills, public company experience and knowledge of the real estate business make him well qualified to serve on our Board of Directors.

Mary Hogan Preusse
Age:	51
Director Since:	February 2017
Positions:	Independent Director
Committee(s):	Compensation Committee
Nominating and Corporate Governance Committee
Biography:

Ms. Hogan Preusse is the former Managing Director and Co-Head of Americas Real Estate for APG Asset Management US (“APG”), the manager of pension assets on behalf of Dutch citizens, and had served in various capacities at APG from 2000 through her retirement in May 2017. As the Managing Director and Co-Head of Americas Real Estate for APG, she was responsible for managing the firm’s public real estate investments in North and South America, which encompassed over $13 billion in assets. She also served as a member of APG’s Executive Board from 2008 through 2017. At APG, she also served as Senior Portfolio Analyst and Portfolio Manager, US Real Estate from 2000 through 2004, and as Senior Portfolio Manager, North American Real Estate from 2004 through 2008. Prior to joining APG in 2000, Ms. Hogan Preusse spent eight years as a sell side analyst covering the REIT sector, and she began her career at Merrill Lynch & Co. as an investment banking analyst. She serves on Nareit’s Investor Advisory Council and is a member of the Real Estate Advisory Board for the Carey Business School at Johns Hopkins University.

Education:
Ms. Hogan Preusse graduated from Bowdoin College in Brunswick, Maine with a degree in Mathematics in 1990 and is a member of Bowdoin’s Board of Trustees.
Current Public Company Directorships:

Ms. Hogan Preusse has served as an independent director of Kimco since February 2017, as an independent director of Digital Realty Trust, Inc., a publicly traded REIT specializing in technical real estate since May 2017, and as an independent director of Host Hotels & Resorts, Inc., a publicly traded REIT since June 2017.

Skills and Qualifications:
We believe that Ms. Hogan Preusse’s real estate, investment management and financial services experience make her well qualified to serve on our Board of Directors.

Richard J. Lieb
Age:	60
Director Since:	February 2017
Positions:	Independent Director
Committee(s):	Audit Committee (Chair)
Compensation Committee
Biography:

Since January 1, 2019, Mr. Lieb has served as a Senior Advisor of Greenhill & Co., LLC (“Greenhill”), a publicly traded independent investment banking firm which he joined in 2005, and prior to that he served as Managing Director and Chairman of Real Estate at Greenhill. He served as Greenhill’s Chief Financial Officer from 2008 to 2012 and also served as a member of the firm’s Management Committee from 2008 to 2015. Mr. Lieb has also served during his tenure at Greenhill as head of the firm’s Restructuring business and as head of North American Corporate Advisory. Prior to joining Greenhill in 2005, Mr. Lieb spent more than 20 years with Goldman Sachs & Co., where he headed that firm’s Real Estate Investment Banking Department from 2000 to 2005. Since June 2018, Mr. Lieb has served as an Advisory Director for Domio, Inc., a private technology enabled hotel startup company. Overall, Mr. Lieb has more than 30 years of experience focusing on advisory opportunities in the real estate industry. Mr. Lieb is licensed with FINRA and holds Series 7, Series 63 and Series 24 licenses. Mr. Lieb is an active member of the American Jewish Committee (AJC) and served as a member of Wesleyan University’s Career Advisory Counsel from 2007 through 2012.

Education:
Mr. Lieb received a Bachelor of Arts degree from Wesleyan University and a Master of Business Administration degree from Harvard Business School.
Current Public Company Directorships:

Mr. Lieb has served on the Board of Directors of CBL & Associates Properties, Inc., a publicly traded REIT focused on middle market regional malls, since February 2016, on the Board of Directors of AvalonBay Communities, a publicly traded REIT focused on apartment communities, since September 2016, and on the Board of Directors of iStar, Inc., a publicly traded REIT focused on the ground lease sector, since May 2019.

Skills and Qualifications:
We believe that Mr. Lieb’s extensive real estate experience and finance and accounting background make him well qualified to serve on our Board of Directors.

Mark S. Ordan
Age:	61
Director Since:	June 2015
Positions:	Independent Director
Committee(s):	Audit Committee
Compensation Committee
Biography:

Mr. Ordan served as the Chief Executive Officer and director of Quality Care Properties, Inc., a spin-off of HCP, Inc., and a publicly traded healthcare services provider, from October 31, 2016 until July 2018.  Mr. Ordan was the Executive Chairman of Washington Prime Group, Inc. a publicly traded REIT, from January 2015 until January 2016, when he transitioned to Non-Executive Chairman of the Board through June 2016, and served as a director from May 2014 until May 2017. From January 2013 to November 2013, Mr. Ordan served as the Chief Executive Officer and director of Sunrise Senior Living, LLC, the successor to the management business of Sunrise Senior Living, Inc. (“Sunrise”), a publicly traded operator of approximately 300 senior living communities located in the United States, Canada and the United Kingdom prior to its sale in January 2013 to Health Care REIT, Inc. Mr. Ordan served as Sunrise’s Chief Executive Officer from November 2008 to January 2013, and as a director from July 2008 to January 2013. He served as the Chief Executive Officer and President of The Mills Corporation, a publicly traded developer, owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers, from October 2006 to May 2007, as its Chief Operating Officer from February 2006 to October 2006 and as a director from December 2006 until May 2007. Prior to that, he served as President and Chief Executive Officer of Balducci’s LLC, a gourmet food store chain. He also founded and served as Chairman, President and Chief Executive Officer of Fresh Fields Markets, Inc., an organic foods supermarket chain, eventually leading the merger of the company with Whole Foods Markets, Inc. Mr. Ordan also was in the equities division of the investment banking firm of Goldman Sachs & Co. Mr. Ordan served as a director of Harris Teeter Supermarkets, Inc., a publicly traded supermarket chain, from February 2013 until January 2014, when it was acquired by The Kroger Company. Mr. Ordan served on the board of Forest City Realty Trust, Inc., a publicly traded real estate company that owns, develops, manages and acquires commercial and residential real estate, from April 2018 until its acquisition by a real estate fund of Brookfield Asset Management Inc. in December 2018. Since October 2018, Mr. Ordan has served on the board of directors of Elli Finance (UK) plc, the parent holding company of Four Seasons Health Care, a private home care operator. Mr. Ordan currently serves on the boards of the following nonprofit organizations: the U.S. Chamber of Commerce and the Chesapeake Bay Foundation. Mr. Ordan also previously served as a member of the Board’s Nominating and Corporate Governance Committee from June 2015 to September 2015.

Education:
Mr. Ordan received a Bachelor of Arts in Philosophy from Vassar College and a Master in Business Administration from Harvard Business School.
Current Public Company Directorships:

Mr. Ordan has served as a director of Federal Realty Investment Trust, a publicly traded REIT specializing in retail and mixed-use properties, since February 2019, having previously served on the board from 1996 to 2006 and served as its Chairman for the last five years of this term.

Skills and Qualifications:

We believe that Mr. Ordan’s extensive experience in the REIT industry, his knowledge of real estate and his long-standing leadership and public company experience make him well qualified to serve on our Board of Directors.

Eugene A. Pinover
Age:	72
Director Since:	September 2015
Positions:	Independent Director
Committee(s):	Audit Committee
Nominating and Corporate Governance Committee
Biography:

Mr. Pinover has been a partner with DLA Piper in New York City since May 2016 and is co-chair of its New York Real Estate practice. He also serves on the firm’s global real estate steering committee. Previously, Mr. Pinover was Of Counsel and Co-Chair of the Real Estate Department of Willkie Farr & Gallagher LLP (“Willkie”) and practiced law with Willkie from May 1992 until April 2016. Prior to joining Willkie, Mr. Pinover practiced law at Kaye Scholer LLP from 1973 to 1992. Mr. Pinover is a member of the American College of Real Estate Lawyers, the Association of the Bar of the City of New York, the American Bar Association, the Association of Foreign Investors in Real Estate and ICSC. Mr. Pinover is the President of the Board of Directors of Steep Rock Association, a land trust in Connecticut, and has served on its Board of Directors since June 2008. Mr. Pinover also has served as a member of the Board of Directors of New Alternatives for Children, a New York-based social service organization, since September 2006.

Education:
Mr. Pinover received his Bachelor of Arts from Dartmouth College and his Juris Doctor from the New York University School of Law and graduated both cum laude.
Skills and Qualifications:
We believe that Mr. Pinover’s extensive real estate experience and legal background make him well qualified to serve on our Board of Directors.

Julie G. Richardson
Age:	56
Director Since:	April 2015
Positions:	Independent Director
Committee(s):	Compensation Committee (Chair)
Nominating and Corporate Governance Committee
Biography:

From November 2012 to October 2014, Ms. Richardson was a senior advisor to Providence Equity Partners LLC (“Providence Equity”), a global asset management firm with over $40.0 billion in assets under management. From April 2003 to November 2012, she was a Partner and Managing Director at Providence Equity, and oversaw the firm’s New York office. While at Providence Equity, Ms. Richardson’s responsibilities included leading the initiation and execution of deals, and optimizing operating results and strategic positioning of portfolio companies throughout Providence Equity’s ownership period. Prior to Providence Equity, Ms. Richardson served as Global Head of JP Morgan’s Telecom, Media and Technology Group, and was previously a Managing Director in Merrill Lynch & Co.’s investment banking group. Ms. Richardson previously served on the Board of Directors of Arconic, Inc., a publicly traded manufacturer in the aerospace and automobile industries, from November 2016 to February 2018 and on the Board of Directors of The Hartford Financial Services Group, Inc., a publicly traded insurance and financial services company, from January 2014 to April 2020.

Education:
Ms. Richardson received a Bachelor of Business Administration from the University of Wisconsin-Madison.
Current Public Company Directorships:

Ms. Richardson has served on the Board of Directors of Yext, Inc., a public technology and online brand management company, since May 2015, on the Board of Directors of UBS Group AG, a publicly traded financial services company, since May 2017, and on the Board of Directors of Datadog, Inc., a publicly traded technology company that provides a monitoring and analytics platform for developers, information technology operations teams and other business users, since May 2019.

Skills and Qualifications:

We believe that Ms. Richardson’s capital markets, investment management and financial services experience, in addition to her experience on other public company boards, make her well qualified to serve on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF MESSRS. RUFRANO, FRATER, HENRY, LIEB, ORDAN AND PINOVER AND MSES. HOGAN PREUSSE AND RICHARDSON TO SERVE ON THE BOARD OF DIRECTORS UNTIL THE 2021 ANNUAL STOCKHOLDERS MEETING AND UNTIL A SUCCESSOR FOR EACH IS DULY ELECTED AND QUALIFIES.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES
Leadership Structure of the Board of Directors
Our Board has the authority to select the leadership structure it considers appropriate. In making leadership structure determinations, the Board considers many factors, including the specific needs of our business and what is in the best interests of our stockholders. In recognition of the time commitments and activities required to function effectively as both the Chief Executive Officer and Chairman of the Board, we have separated the roles, with Mr. Rufrano serving as our Chief Executive Officer and Mr. Frater serving as our Non-Executive Chairman. The Board believes that the current separation of the roles of Chief Executive Officer and Chairman allows Mr. Rufrano to focus his time and energy on operating and managing the Company while leveraging the experience and perspectives of Mr. Frater in helping to set the strategic direction of the Company. The Board has determined that our current Board leadership structure is the most appropriate at this time, given the specific characteristics and circumstances of the Company.
Board Oversight of Risk Management
The Board has an active role in overseeing the management of risks applicable to the Company. A portion of this responsibility has been delegated by the Board to the committees of the Board with respect to the assessment of the Company’s risks and risk management in their respective areas of oversight.
In particular, the Board administers its risk oversight function through (i) the review and discussion of regular periodic reports by the Company’s management to the Board of Directors and its committees on topics relating to the risks that we face, including, among others, market conditions, significant existing and potential legal claims, cyber security matters, tenant concentrations and creditworthiness, leasing activity and expirations, the Company’s insurance programs, compliance with debt covenants, management of debt maturities and access to the debt and equity capital markets, (ii) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, significant acquisitions and dispositions of properties, certain borrowings and the appointment and retention of certain senior executives, (iii) the direct oversight of specific areas of our business by the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee and (iv) regular periodic reports from our auditors, our independent compensation consultant and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes, and our internal controls and financial reporting. The Board of Directors also relies on management to bring significant matters affecting the Company to its attention, and it has tasked the Audit Committee with monitoring the Company’s overall risk profile.
Pursuant to its charter, the Audit Committee is responsible for discussing with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor and control such exposures. The Audit Committee is also responsible for discussing with management the Company’s risk assessment and risk management policies. In addition, we have adopted policies and procedures with respect to complaints related to accounting, internal accounting control or auditing matters, which enables anonymous and confidential submission of complaints that the Audit Committee would then discuss with management.
Board Oversight of Environmental, Social and Governance Program
The Company’s environmental, social and governance (“ESG”) program is overseen by the Company’s Board along with members of the executive management team. The Board has delegated oversight of certain components of the Company’s ESG programs to specific Board committees and to certain members of the Company’s executive management team. The Compensation Committee is responsible for overseeing the “social” component in conjunction with the Company’s Head of Human Resources. The Nominating and Corporate Governance Committee is responsible for overseeing the “governance” component with the Company’s General Counsel. Further, within the executive management team, the Chief Operating Officer of the Company, is responsible for the “environmental” component of the ESG program. On a bi-annual basis, the Company’s executive management team, led by our Chief Executive Officer and General Counsel, provides an update on the Company’s ESG program to the full Board.

Board Meetings
During the fiscal year ended December 31, 2019, the Board of Directors held 16 meetings (including meetings held in person and by conference call). The Board of Directors regularly held executive sessions of the independent directors, over which Mr. Frater, as the Non-Executive Chairman of the Board, served as the presiding director. The number of meetings for each Board committee is set forth below under the heading “Board Committees.” During the year ended December 31, 2019, each of our directors attended at least 75% of the total number of meetings of the Board and of the committees on which he or she served.

All but one of our directors attended the 2019 stockholders’ annual meeting. Pursuant to our Corporate Governance Guidelines, all directors should attend our 2020 Annual Meeting.
Board Governance Documents
The Board maintains charters for each of its standing committees (the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). In addition, the Board has adopted a written set of Corporate Governance Guidelines as well as a Code of Business Conduct and Ethics that applies to all of the officers, employees, consultants and directors of the Company and its subsidiaries. The Company intends to satisfy the disclosure requirement regarding any amendment to or waiver of a provision of the Code of Business Conduct and Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, by posting such information on the Company’s website. To view the charters of the Board’s standing committees as well as the Corporate Governance Guidelines and the Code of Business Conduct and Ethics, please visit our website at www.vereit.com. Each of these documents is also available, free of charge, in print to any stockholder who sends a written request to VEREIT, Inc., 2325 E. Camelback Road, 9th Floor, Phoenix, Arizona 85016, Attention: Lauren Goldberg, Executive Vice President, General Counsel and Secretary.
Independent Directors
Under the listing standards of the New York Stock Exchange (the “NYSE”), at least a majority of the Company’s directors, and all of the members of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, must be independent. As part of the qualification for director independence, in addition to other specified criteria, the NYSE listing standards require our Board of Directors to affirmatively determine that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our Board of Directors has affirmatively determined that seven directors - Hugh R. Frater, David B. Henry, Mary Hogan Preusse, Richard J. Lieb, Mark S. Ordan, Eugene A. Pinover and Julie G. Richardson - have no relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of our Board, and that they otherwise qualify as “independent” under the NYSE’s listing standards.
Board Committees
The Board of Directors has three standing committees, with each committee described below. The members of each committee are also listed below. The committees consist solely of independent directors.

AUDIT COMMITTEE
Responsibilities Include:
Members:	❖	Oversee the Company’s accounting and financial reporting process, auditing and internal control activities, including the integrity of our financial statements;
Richard J. Lieb, Chair*	❖	Monitor the Company’s compliance with legal and regulatory requirements and the Company’s overall risk profile;
David B. Henry*	❖	Oversee the performance of the Company’s independent auditors and internal audit activities, as applicable;
Mark S. Ordan	❖	Responsible for engaging our independent registered public accounting firm;
Eugene A. Pinover	❖	Review with the independent registered public accounting firm the plans and results of the audit engagement;
	❖	Approve professional services provided by the independent registered public accounting firm, including the range of audit and non-audit fees;
Independent: All	❖	Review and monitor the independent auditor’s qualifications and independence; and
Meetings in 2019: 4	❖	Review the adequacy of our internal accounting controls.

*Audit Committee Financial Expert as defined by the SEC

The Board has determined that each of the members of the Audit Committee is “financially literate” and has accounting or related financial management expertise, as such qualifications are defined under the listing standards of the NYSE.

The Audit Committee’s report on our financial statements for the fiscal year ended December 31, 2019 is discussed below under the heading “Audit Committee Report.”

COMPENSATION COMMITTEE
Responsibilities Include:
Members:	❖	Approve and evaluate all compensation plans, policies and programs as they affect the Company’s executive officers;
Julie G. Richardson, Chair	❖	Review and oversee management’s annual process for evaluating the performance of our executive officers and review and approve on an annual basis the remuneration of our executive officers;
Mary Hogan Preusse	❖
Oversee our equity incentive plans, including, without limitation, the issuance of stock options, restricted shares of capital stock, restricted stock units, dividend equivalent rights and other equity-based awards;

Richard J. Lieb	❖	Assist the Board of Directors and the Non-Executive Chairman in overseeing the development of executive succession plans;
Mark S. Ordan	❖	Determine from time to time and make recommendations to the Board regarding the remuneration for our non-executive directors;
	❖	Periodically review human capital matters including but not limited to the Company’s demographics, diversity and inclusion initiatives, employee retention and employee compensation practices; and
	❖	Consider the most recent non-binding advisory vote on named executive officer compensation.
Independent: All
Meetings in 2019:5

The Board has determined that each member of the Compensation Committee is an independent director under the listing standards of the NYSE. Pursuant to the NYSE listing standards, in determining the independence of the directors serving on the Compensation Committee, our Board of Directors considered all factors specifically relevant to determining whether a director has a relationship to us which is material to that director’s ability to be independent from our management in connection with the duties of a Compensation Committee member, including, but not limited to, such director’s source of compensation and whether such director is affiliated with us, one of our subsidiaries, or an affiliate of one of our subsidiaries. In addition, all of the members of our Compensation Committee are “non-employee directors” within the meaning of the rules of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
In carrying out its responsibilities, our Compensation Committee may delegate any or all of its responsibilities to a subcommittee to the extent consistent with the Company’s charter, Bylaws and any other applicable laws, rules and regulations. The Compensation Committee has also authorized the Chief Executive Officer to grant discretionary equity-based awards under the Company’s Equity Plan (the “Equity Plan”) without the approval of the Compensation Committee in an amount not to exceed $100,000 per award (and not to exceed total awards in a calendar year of $2.0 million) to employees who are not subject to the reporting requirements under Section 16 of the Exchange Act.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Responsibilities Include:
Members:	❖	Establish, implement and periodically review (and if appropriate, recommend to the Board changes) to our corporate governance policies and procedures;
David B. Henry, Chair	❖	Provide counsel to the Board of Directors with respect to the organization, function and composition of the Board of Directors and its committees;
Mary Hogan Preusse	❖	Oversee the annual evaluation of the Board of Directors and its committees;
Eugene A. Pinover	❖	Identify and recommend to the Board of Directors potential director candidates for nomination; and
Julie G. Richardson	❖	Oversee and approve related person transactions in accordance with our Related Person Transaction Approval Policy.

Independent: All
Meetings in 2019: 2

Board Evaluation Process. The Nominating and Corporate Governance Committee oversees an annual assessment by the Board and each of its standing committees to assess their effectiveness. Mr. Henry, as Chair of the Nominating and Corporate Governance Committee, interviewed each director individually and had an open discussion about the effectiveness of the Board, its committees and any matters that such director felt should be raised for the Board’s consideration. The areas addressed in the evaluation included but were not limited to, Board and committee structure and composition, meetings and processes, interaction with management and materials and resources. Following these discussions, Mr. Henry reported back to each committee and the Board the results of the evaluation, and the Board discussed the comments provided and any corresponding potential future action in response to the comments.

Director Nominations. Identifying and recommending director candidates for election to our Board is a primary responsibility of our Nominating and Corporate Governance Committee. The Company is in the unique position of having replaced its entire Board of Directors beginning in 2015. In connection with this wholesale reconstitution of the Board, the Company focused on assembling a group of directors with extensive experience in key areas for the Company’s strategic needs including, but not limited to, real estate, accounting and finance, capital markets, legal, and public company experience both as executives and directors. In identifying potential future director candidates, our Nominating and Corporate Governance Committee will continue to seek to achieve an effective, well-rounded, appropriately experienced and diverse Board.

In determining appropriate candidates to nominate to the Board of Directors and in considering stockholder nominees, our Nominating and Corporate Governance Committee may consider such criteria as it deems appropriate, which may include, without limitation, a nominee’s:

•	personal and professional integrity, ethics and values;

•
experience in corporate management, such as serving as an officer or former officer of a publicly traded company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

•	experience in the Company’s industry and with relevant social policy concerns;

•	experience as a board member of another publicly traded company;

•	academic expertise in an area of the Company’s operations;

•	whether the appointment of the candidate would increase the diversity of background, skills and experience of the Board as a whole;

•	practical and mature business judgment, including the ability to make independent analytical inquiries;

•
the nature of and time involved in a director’s service on other boards and/or committees and whether a candidate’s service obligations to other boards complies with the Board’s then outstanding policy on service on boards of other public companies; and

•
with respect to any person already serving as a director of the Company, the director’s past attendance at meetings and participation in and contribution to the activities of the Board and any committees on which he or she has served.

In addition, the Nominating and Corporate Governance Committee has identified certain key skills that the Board should possess overall and which are set forth in “Proposal 1 - Election of Directors” above.

Our Nominating and Corporate Governance Committee evaluates each nominee in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

With respect to the consideration of director nominees nominated by stockholders, our Nominating and Corporate Governance Committee will consider such candidates provided that the stockholder submitting a nomination has complied with procedures set forth in the Company’s Bylaws. See “Stockholder Proposals for the 2021 Annual Meeting” for additional information regarding stockholder nominations of director candidates.

Communications with the Board of Directors

Stockholders and all interested parties may communicate with the Board of Directors or any individual director regarding any matter that is within the responsibilities of the Board. Stockholders and interested parties should send their communications to the Board of Directors, or an individual director, c/o VEREIT, Inc., 2325 E. Camelback Road, 9th Floor, Phoenix, Arizona 85016, Attention: Lauren Goldberg, Executive Vice President, General Counsel and Secretary. Ms. Goldberg will deliver all appropriate communications to the Board of Directors or the individual director no later than the next regularly scheduled meeting of the Board of Directors. If the Board of Directors modifies this process, the revised process will be posted on the Company’s website.

CORPORATE RESPONSIBILITY
The Company has a strong commitment to serve our tenants, stakeholders, and employees through our business approach which is disciplined, transparent, and consistent. This model permeates into every part of our business, including company culture, environmental initiatives, and our community involvement. The following highlights demonstrate our commitment to sound ESG practices. Additional information can also be found on our website at www.vereit.com. The information found on, or otherwise accessible through, our website is not incorporated by reference into, nor does it form a part of this proxy statement.

Environmental
Corporate Headquarters - LEED green building certification at the Company’s corporate headquarters certifies that the building is highly efficient and a cost-saving green building.	COMMITMENT TO SUSTAINABLE TRANSPORTATION In 2019, we received the Outstanding Travel Reduction Award from the Phoenix Department of Transportation.
Trip Reduction Program - The Company participates in the Phoenix Valley Metro’s Clean Air Campaign Trip Reduction Program to encourage alternative modes of transportation for employees.

Tenant Environmental Practices - Tenants play a primary role in the environmental practices of the properties included in the Company’s portfolio. The organization’s Property Management team engages with top tenants to participate in programs such as LEED certification, GHG reporting, carbon intensity testing, water efficiency and FSC certification to maintain environmental standards.

Climate Preparedness - The Company manages the impact of natural disasters, including flooding and severe storms, by developing emergency response plans and maintaining property and rental value insurance.

RISK MANAGEMENT
Ongoing training and awareness of cybersecurity is addressed by the Company’s robust cyber risk management program that is aligned to the National Institute of Standards and Technology (NIST) Cybersecurity Framework.

Corporate Recycling Program - At the Company’s corporate headquarters, audits are completed regularly to ensure electronics, batteries, ink, toner and paper are recycled properly. In 2019, more than 600 pieces of IT equipment and Facilities appliances were recycled.

Measurable Impact - In 2019, the Company saved more than 26,400 pounds of wood through the use of digital signature software. Additionally, through the Shred-It document shredding and recycling initiative, the Company saved more than 360 trees from destruction in the last year.

Social	COMMUNITY INVOLVEMENT Since 2015, employees have contributed more than 1,200 service hours to local nonprofit organizations, like Clean the World.
Industry Growth - We participate in local university partnerships and manage an internship program to support the development of future real estate professionals.
Employee Wellness and Satisfaction - The Company encourages employee wellness in every aspect of life, including physical fitness, mental well-being and social connectedness.

Diverse Hiring Practices - The Company has a commitment to equal employment opportunities and does not discriminate against any person based on race, color, religion, sex, national origin, age, disability, sexual orientation, gender identification or expression, genetic information or any other basis made unlawful by federal, state or local law, ordinance or regulation.
EMPLOYEE SATISFACTION In part because of programs like vibe, the Company’s wellness initiative,we have received multiple corporate culture awards.

Nonprofit Contributions - Through a Matching Gift program, employees generously contribute financially to eligible nonprofit organizations and contributions are matched. Since the program launched in 2015, approximately $400,000 has been donated to nonprofit organizations.

Training and Education - To encourage employees to become more proficient in their jobs and prepare for greater responsibility, the Company offers reimbursement to individuals who seek career development opportunities through obtaining certain professional certifications, designations or licenses.

EMPLOYEE RECOGNITION
 Twice a year the Company recognizes employees that exemplify our values with the Veritas Award. This award recognizes individuals for their outstanding contributions to the organization.

Human Rights - The Company is committed to protecting the human rights of its employees and any individual impacted by the business. The Company complies with all U.S. laws regarding human rights and strives to create a supply chain that abides by the same standards. The Company observes regulations created to protect vulnerable individuals, including laws to prevent human trafficking and child labor.

Governance	DEDICATED TO DIVERSITY The Company has been designated as a “winning” company by the 2020 Women on Boards organization for having more than 20% of women on its Board of Directors.
Enterprise Risk Management - The Board of Directors and its committees oversee the management of significant risks that are applicable to the Company and work with management to develop strategies for identifying and mitigating such risks. To facilitate this process, the Board has delegated to its committees the assessment and management of certain risks with the Audit Committee being charged with the responsibility for monitoring the Company’s overall risk profile.

Shareholder Engagement - Our shareholder engagement program includes both direct engagement with investors, as well as providing investors on a quarterly basis a detailed supplemental filing and investor presentation to facilitate disclosure about our business and operations.
ENVIRONMENTAL RESPONSIBILITY Our corporate headquarters has been certified as a platinum LEED green building by the U.S. Green Building Council.
Work Environment - The Company is firmly committed to providing equal opportunity in all aspects of employment and prohibits discrimination or harassment of any kind in the workplace, any setting in which work related business is being conducted (whether during or after normal business hours), as well as any online and electronic interactions.

Whistleblower Protection - The Company has made a website and a telephone hotline available for reporting illegal or unethical behavior on a confidential, anonymous basis. The Company prohibits retaliation of any kind against individuals who in good faith report any known or suspected illegal or unethical conduct.

INDUSTRY
 IMPACT
The Company contributes to steering the REIT industry on ESG issues through participation in Nareit’s Real Estate Sustainability Council. This group helps shape the REIT industry on ESG topics and is made up of corporate member thought leaders.

Ethics - The Company has fostered a culture that is respectful, ethical, dedicated, collaborative and hard-working. The Company has established a Code of Conduct that guides daily business with tenants, stockholders, vendors and employees. This Code of Conduct, which is certified to annually by all employees and directors, was created to promote ethical conduct.

Insider Trading Policy - The Company’s Insider Trading Policy prohibits directors, officers, employees and other persons that may have access to the Company’s material, nonpublic information such as contractors and consultants from trading in securities of the Company or any other company while in possession of material nonpublic information.

Commitment to Sound Corporate Governance Policies - The Company remains committed to sound corporate governance policies and has, among other things, opted-out of Maryland’s anti-takeover statutes, adopted majority voting for uncontested director elections, adopted proxy access and stockholder rights plan limits and requires that all directors are elected annually.

EXECUTIVE OFFICERS
The following table sets forth the names and ages of each of the executive officers as of the date of this proxy statement and the position and office that each currently holds with the Company. Subject to certain rights set forth in their respective employment agreements, our executive officers serve at the pleasure of the Board of Directors.

Name	Age	Positions
Glenn J. Rufrano	70	Chief Executive Officer and Director*
Michael J. Bartolotta	62	Executive Vice President and Chief Financial Officer
Lauren Goldberg	52	Executive Vice President, General Counsel and Secretary
Paul H. McDowell	59	Executive Vice President and Chief Operating Officer
Thomas W. Roberts	61	Executive Vice President and Chief Investment Officer

* See biographical summary under “Proposal 1: Election of Directors.”

Michael J. Bartolotta has served as the Company’s Executive Vice President and Chief Financial Officer since October 2015. Mr. Bartolotta previously served as Executive Vice President and Chief Financial Officer of Cushman & Wakefield Inc. (“Cushman”), a global leader in commercial real estate services, from February 2012 until September 2015. Mr. Bartolotta also served on Cushman’s Board of Directors and served as Chairman of the Audit Committee from March 2007 until he assumed his position as Executive Vice President and Chief Financial Officer of Cushman in February 2012. Before becoming Cushman’s Chief Financial Officer, Mr. Bartolotta served as Vice President and Chief Financial Officer for EXOR, Inc., the U.S. arm of EXOR S.p.A. from 1991 to February 2012. Mr. Bartolotta received a Bachelor of Science degree in Accounting from New York University and is a Certified Public Accountant in New York.

Lauren Goldberg has served as the Company’s Executive Vice President, General Counsel and Secretary since May 2015, overseeing the Company’s legal and regulatory affairs, compliance and risk management. Prior to joining the Company, Ms. Goldberg served as Executive Vice President, General Counsel and Chief Compliance Officer for global cosmetics company, Revlon, Inc. from March 2011 through December 2013. Ms. Goldberg served as Senior Vice President - Law for MacAndrews & Forbes Inc. from November 2009 until February 2011, and as an Assistant United States Attorney for the United States Attorney’s Office in the Southern District of New York, from October 2000 until October 2009. Prior to her service in the U.S. Attorney’s Office, Ms. Goldberg worked as an associate at Stillman & Friedman, P.C. and at Fried, Frank, Harris, Shriver & Jacobson LLP. Ms. Goldberg also has prior accounting experience as an associate at Coopers & Lybrand. She currently serves as a director of the New York Legal Assistance Group and as a member of its Audit Committee. She received her Juris Doctor from Columbia Law School and her undergraduate degree in accounting from the Wharton School, University of Pennsylvania.

Paul H. McDowell has served as the Company’s Executive Vice President and Chief Operating Officer since October 2015. He previously served as the Company’s Co-Head, Real Estate from January 2015 to September 2015 and the Company’s President, Office and Industrial Group from November 2013 until December 2014. Prior to joining the Company, Mr. McDowell was a founder of CapLease Inc. (“CapLease”), a publicly traded net-lease REIT, where he served as Chief Executive Officer from 2001 to 2014 and as Senior Vice President, General Counsel and Secretary from 1994 until 2001. Mr. McDowell served on the CapLease Board of Directors from 2003 to 2014 and was elected Chairman of the Board in December 2007. He served on the Board of Directors of CapLease’s predecessor from 2001 until 2004. From 1991 until 1994, Mr. McDowell was corporate counsel for Sumitomo Corporation of America, the principal U.S. subsidiary of one of the world’s largest integrated trading companies. From 1987 to 1990, Mr. McDowell was an associate in the corporate department at the Boston law firm of Nutter, McClennen & Fish LLP. He is currently a member of the Dean’s Advisory Council for Tulane University School of Liberal Arts. He received his Juris Doctor with honors from Boston University School of Law in 1987, and received a Bachelor of Arts from Tulane University in 1982.

Thomas W. Roberts has served as the Company’s Executive Vice President and Chief Investment Officer since October 2015. Previously he served as the Company’s Executive Vice President, Real Estate from the Company’s acquisition of Cole Real Estate Investments, Inc., a publicly traded Maryland corporation (“Cole”), until October 2015. He also served as the Chief Executive Officer and President and director of CCPT IV from December 2014 to February 2018. During his tenure at Cole and the Company, which began in 2009, he was responsible for the acquisition and disposition of over $30 billion of office, industrial and retail properties. Mr. Roberts is a 30-year veteran of the real estate industry. Prior to joining Cole, Mr. Roberts served as President and Chief Executive Officer of Opus West Corporation (“Opus”), a Phoenix-based real estate developer, from March 1993 until May 2009. During his career at Opus, he was responsible for the design, construction and development of more than 50 million square feet of commercial real estate valued in excess of $8 billion. From 1986 until 1990, Mr. Roberts worked as Vice President, Real Estate Development for the Koll Company. Mr. Roberts received a Bachelor of Science degree in Finance with a specialization in real estate from Arizona State University.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Deloitte was first appointed as our independent registered public accounting firm effective June 1, 2015, to audit the financial statements of the Company and VEREIT Operating Partnership, L.P. (the “Operating Partnership”) for the fiscal year ending December 31, 2015. Stockholder ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain Deloitte in the future. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.
Fees
Aggregate fees for professional services rendered by Deloitte for the years ended December 31, 2018 and December 31, 2019, were as follows (in thousands):

	2018	2019
Type of Service
Audit Fees(1)	$2,875	$2,953
Audit-Related Fees(2)	27	41
Tax Fees	—	—
All Other Fees(3)	69	8
Total	$2,971	$3,002
__________________________

(1)
Includes fees for professional services rendered for the audits of the Company’s and the Operating Partnership’s annual consolidated financial statements, the reviews of the Company’s and the Operating Partnership’s quarterly consolidated financial statements and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements, including comfort and other procedures associated with registration statements and consents.

(2)	Includes fees for consulting services related to the evaluation or implementation of accounting and reporting standards.

(3)	Includes consulting service fees related to the evaluation of information technology needs, research software fees and educational seminar fees.

Pre-Approval Policies and Procedures
To help ensure the independence of the independent auditor, the Audit Committee’s charter requires that the Audit Committee pre-approve all audit and non-audit services to be performed by its independent auditor prior to the engagement of such independent auditor by the Company or its subsidiaries. The Audit Committee has pre-approved all services provided to us by Deloitte.
A representative of Deloitte is expected to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of Deloitte as our independent registered public accounting firm.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

AUDIT COMMITTEE REPORT*
Management is responsible for the Company’s accounting and financial reporting processes, including its internal control over financial reporting, and for preparing the Company’s consolidated financial statements. Deloitte, the Company’s independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion as to whether the Company’s consolidated financial statements are fairly presented in all material respects in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In this context, the responsibility of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements.
In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Deloitte the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019. Management and Deloitte represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019 were prepared in accordance with GAAP. The Audit Committee also discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the U.S. Securities and Exchange Commission.
The Audit Committee received the written disclosures and a letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.
Based on the Audit Committee’s review and the discussions described above, and subject to the limitations on its role and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2019 be included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019 for filing with the SEC.
Submitted by the Audit Committee
Richard J. Lieb (Chair)
David B. Henry
Mark S. Ordan
Eugene A. Pinover
________________________

*
The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
In this Compensation Discussion and Analysis, we describe our compensation practices, programs and decisions for executive officers who served as our named executive officers (“NEOs”) during the fiscal year ended December 31, 2019.
For 2019, our NEOs were as follows:

•	Glenn J. Rufrano, Chief Executive Officer

•	Michael J. Bartolotta, Executive Vice President and Chief Financial Officer

•	Lauren Goldberg, Executive Vice President, General Counsel and Secretary

•	Paul H. McDowell, Executive Vice President and Chief Operating Officer

•	Thomas W. Roberts, Executive Vice President and Chief Investment Officer

Completion of our 2015 Business Plan and 2019 Fiscal Year Highlights
Our Business. We are a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S. We own and actively manage a diversified portfolio of approximately 3,900 retail, restaurant, office and industrial real estate properties with an aggregate of 89.5 million square feet, of which 99.1% was leased as of December 31, 2019, with a weighted-average remaining lease term of 8.3 years.

Summary of Financial and Operational Results. 2019 represented a transformative year for the Company as we realized the completion of the goals set forth in our initial business plan that was implemented in 2015 following the arrival of our then new Chief Executive Officer, Glenn J. Rufrano. This comprehensive business plan was put in place to revitalize the Company in light of the accounting issues that occurred under the Company’s prior management team which were publicly disclosed in October 2014. The business plan was designed to enhance our portfolio, while also stabilizing earnings in the context of a myriad of actions which were expected to be dilutive to total adjusted funds from operations (“AFFO”) per share but were required to transform and position the Company for increased shareholder value in the future. During 2019, we continued to move towards these goals, including the culling and rebalancing of our portfolio and the further reduction of debt levels. The Company also resolved its historical litigations and reached an agreement on terms to settle the outstanding SEC investigation. These litigations and the SEC investigation arose from the accounting issues that occurred under the prior management team and have posed ongoing challenges for the Company, including setting target compensation and looking to retain our current NEOs whose efforts led the Company out of these crises. In particular, since 2015 the Company has seen the following significant accomplishments:

✓	Created a more diversified portfolio.

•	Sold approximately $4.9 billion in properties and mortgage related investments at net gains and acquired approximately $1.9 billion in real estate assets to improve portfolio metrics.

•
Reduced the Company’s top 10 tenant concentration exposures from 32.8% at the beginning of 2015 to 26.7% at the end of 2019 and reduced the Company’s exposure to Red Lobster® from approximately 11.6% at the beginning of 2015 to approximately 4.7% at the end of 2019.

•	Reduced the Company’s office portfolio from 22.8% in 2015 to 18.6% at the end of 2019.

•	Since the beginning of 2015, the Company has sold $997.4 million of flat leases.

✓	Improved the Company’s balance sheet metrics.

•	Reduced total debt, net from $10.43 billion to $5.71 billion.

•	Improved the Company’s corporate credit rating from non-investment grade to investment grade.

•
Since 2015, accessed the public markets and issued an aggregate of 177.3 million shares or $1.7 billion in proceeds, after underwriting discounts, but before offering expenses, of the Company’s common stock and $2.8 billion, before offering expenses, of senior unsecured notes, both of which have helped to further stagger the Company’s debt maturity profile.

✓	Completed the sale of the Company’s former investment management business, Cole Capital, simplifying its business model.

•
In February 2018, the Company sold its investment management business, Cole Capital, for approximately $120.0 million in cash paid at closing. In 2019, the Company completed providing transition services to Cole Capital pursuant to the terms of the services agreement.

•
Although the Company’s AFFO decreased following the sale of Cole Capital, AFFO for the Company’s continuing real estate investment operations increased following the sale to $0.72 per share in 2018 from $0.70 per share in 2017.

✓	Reconstituted our Board and executive management team.

•	The Company has maintained strong and consistent leadership since 2015, with its then new executive management team and Board of Directors.

•	The Company remains committed to sound corporate governance principles.

✓	Settled significant litigation and regulatory investigations.

•
Since the announcement of the accounting issues in October 2014, the Company has cooperated extensively with various government regulators. As a result of this cooperation, the Department of Justice declined to bring charges against the Company.

•	In 2019, reached agreements to settle all historical litigations and investigations arising from the accounting issues under the Company’s prior management team.

✓	Since 2015, the Company has sought to optimize share price growth which required certain dilutive actions to reposition the Company and its portfolio.

•
In 2019, the Company had a net loss of $0.37 per share and achieved AFFO per diluted share of $0.69(1), which was consistent with the Company’s 2019 guidance. The Company’s 2019 AFFO guidance of $0.68 to $0.70 per share was lower than 2018 guidance as the Company continued to strengthen its balance sheet through the continued disposition of portfolio assets, which had the anticipated effect of also reducing the Company’s AFFO per diluted share. The Company settled its legacy litigation, which settlement payments along with their permanent financing were also dilutive to AFFO, yet still achieved its 2019 AFFO guidance. Improvements to the Company’s balance sheet further helped to improve the Company’s investment grade credit rating.

•	The reduction in AFFO during the below periods was necessary to restore the Company’s balance sheet and was accompanied by significant debt reduction since 2015:

	2014	2015	2016	2017	2018	2019
AFFO per diluted share (as reported)	$0.90	$0.84	$0.78	$0.74	$0.72	$0.69
Total debt, net (in thousands)	$10,425,778	$8,059,802	$6,367,248	$6,073,444	$6,087,922	$5,705,725
Primary Drivers of Dilution	—	Deleveraging	Deleveraging	Deleveraging	Cole Capital Sale Deleveraging	Litigation Settlements Deleveraging
Credit Rating (Non-investment grade (“non-IG”) or investment grade (“IG”))	non-IG	non-IG	IG	IG	IG	IG
Stock Price (as of the last trading day of the year)	$9.05	$7.92	$8.46	$7.79	$7.15	$9.24
Multiple (Stock Price / AFFO per diluted share)	10.06	9.43	10.85	10.53	9.93	13.39
__________________________

(1)
In 2019, as described below and solely for compensatory purposes of computing the annual incentive bonus program bonus pool, the Company achieved bonus pool AFFO (as defined below) per diluted share of $0.71.

•
We believe these actions, while dilutive to annual AFFO performance, were necessary to improve the operations and reduce the risk profile of the Company, which had a direct impact on increasing the value for our stockholders, as reflected in our increased multiple at the end of 2019.

Further, the Company achieved the following accomplishments in 2019:

✓	Resolved all legacy litigations and investigations.

•
In 2019, the Company completed the resolution of all civil litigations that arose from the accounting issues under the Company’s prior management team by entering into settlement agreements for all remaining opt out actions, the class action and the derivative action, which were subsequently approved by the court in January 2020.

•	In 2019, the Company also reached an agreement, which remains subject to documentation and approval by the Commissioners of the SEC, to settle the SEC investigation relating to the same matters.

✓	Portfolio enhancements

•	Continued to reposition the Company’s portfolio through strategic acquisitions and dispositions with $1.1 billion of dispositions and $425.6 million of acquisitions in 2019.

•	Increased occupancy level to 99.1% at the end of 2019 from 98.8% at the end of 2018.

•	Increased same-store rental revenue by 1.2% in 2019 from 2018.

•
Formed a new joint venture in which the Company owns a 20% equity interest with the objective of creating an increasing, long-term asset base of investment grade tenants in the U.S. industrial market (the “Industrial Partnership”). The Industrial Partnership initially included six of the Company’s assets totaling approximately $407.5 million, which contributed $326.0 million to the Company’s dispositions in 2019.

•
Formed a new office joint venture, which closed in January 2020, and in which the Company owns a 20% equity interest (the “Office Partnership”). The Office Partnership allows the Company to reduce its balance sheet office portfolio while using our in-house infrastructure to manage and increase the value of the enterprise.

✓	Capital market activity

•	The Company redeemed an aggregate of $300.0 million of the Company’s 6.70% Series F Preferred Stock in 2019.

•
The Company issued 94.3 million shares in a common stock offering in the third quarter of 2019 resulting in net proceeds to the Company of approximately $886.9 million, after underwriting discounts and offering expenses which proceeds were used to fund the litigation settlement payments in 2019, and issued 14.1 million shares of common stock in 2019 under the Company’s “at the market” (“ATM”) continuous equity offering programs for net proceeds of $127.2 million.

•
In the fourth quarter of 2019, the Company continued to further stagger the Company’s debt maturity profile and accessed the capital markets by issuing $600.0 million in aggregate principal amount of 3.10% senior notes due 2029. Proceeds from the senior notes offering along with borrowings under the Company's revolving credit facility and cash on hand were used to, among other things, fund the redemption of $400.0 million of the 4.125% senior notes due 2021, repurchase $80.7 million of the 3.75% convertible senior notes due 2020, and repay $187.2 million of mortgage debt.

•
Looking forward to 2020, the Company is implementing a new business plan focused on positioning the Company for future growth which includes accessing private capital through its joint venture partnerships, as well as public capital markets.

Summary of 2019 Compensation Results. We believe our accomplishments in 2019 provide a strong platform for future value creation and our compensation results for 2019 directly reflect these performance results. Specifically:

•
The Company achieved AFFO guidance in the face of significant dilutive events including exceeding targeted dispositions of portfolio assets which allowed the Company to continue to delever its balance sheet and an equity issuance of 94.3 million shares of common stock which enabled the Company to fund an aggregate of $765.5 million in the second half of 2019 to settle its legacy litigation, which funding and permanent financing were both dilutive to AFFO.

•	The Company achieved Net Debt to Normalized EBITDA below original guidance.

•
The Company maintained NEO base salaries which represented the fifth consecutive year in which base salaries were maintained at the same level for all but one NEO whose base salary has remained the same for the past three years.

•
Each of the NEOs earned above their target annual incentive bonus opportunity based on the Company’s achievement of bonus pool AFFO (defined below), their individual contributions to the operational and strategic achievements outlined above and their individual performance.

•
The 2017 performance-based restricted stock unit awards, which had a performance period of January 1, 2017 through December 31, 2019, vested at 80% of target with the remainder of the awards being canceled. The performance-based restricted stock unit awards granted in 2019 and 2018 for performance periods that end December 31, 2021 and 2020, respectively, are outstanding. Vesting criteria for each of these awards is tied to our total stockholder return (“TSR”) as compared to a market index and our net-lease REIT peers (as discussed further below).

•
In light of the significant challenges that remained at the beginning of 2019 and because the Company’s accomplishments as of that time were not adequately reflected in the Company’s share price, to foster retention, further align the interests of the NEOs and stockholders and provide additional opportunity tied to the Company’s share price, the Compensation Committee included stock option awards in the NEO compensation program in 2019, which were granted in early 2019.

See “Elements of Compensation - Annual Incentive Bonus” and “- Long-Term Equity Incentive Awards” below for additional detail on the compensation elements and results for 2019. See Appendix A for certain definitions and additional information about the Company’s non-GAAP measures. Portfolio concentrations discussed throughout this proxy statement are based on Annualized Rental Income as discussed in Appendix A.

Pay for Performance Alignment. Based on these results, we believe that we have strong pay for performance alignment.  When viewed over the last three years, the total pay actually realized by our Chief Executive Officer (which includes cash compensation paid and the vesting of time-based and performance-based restricted stock unit awards) as compared to the target pay opportunity in each year and relative to TSR for the year is as follows:

(1)
Amounts for target pay include (i) base salary, (ii) target annual bonus, and (iii) target long-term incentive awards which include time-based and performance-based restricted stock units and stock options, each valued as of the grant date.

(2)
For 2017 and 2018, realized annual bonus represents annual bonus earned for the year but paid in cash in the first quarter of the subsequent calendar year. For 2019, realized annual bonus was $1,650,000 but it was paid as a time-based restricted stock unit award granted in February 2020.

(3)
Long-term incentives are comprised of time-based and performance based restricted stock unit awards and stock option awards. Realized long-term incentive amounts include: (i) the realized value of all time-based restricted stock units that vested during the applicable year calculated based on the per share closing market price of the Company’s common stock on the vesting date, and (ii) the realized value of all performance-based restricted stock units that vested for the performance period ending in each year presented, which is calculated based on the per share closing market price of the Company’s common stock on the vesting date.

Executive Compensation Practices
The Company developed and maintains the comprehensive compensation and governance framework below that we believe is aligned with sound market practices and standards.

Use an objective framework as a basis for determining annual incentives - The Company’s quantitative results relating to AFFO are the primary basis for the funding of the aggregate bonus pool. The pool is then allocated into individual annual incentive awards based on the Company’s performance with respect to certain financial metrics (30%), key business metrics (30%), and the achievement of individual objectives and metrics (both qualitative and quantitative) established for each executive officer (40%). Individual awards are then determined at the discretion of the Compensation Committee.

Tie pay to performance - In addition to an objective framework to determine annual incentive plan awards, a significant portion of our long-term incentive awards for executive officers, including two-thirds of the long-term incentive award for our Chief Executive Officer, is tied to our TSR performance relative to a market index and our net-lease peers.

Engage an independent compensation consultant firm - The Compensation Committee engages Semler Brossy Consulting Group (“Semler Brossy”), an independent compensation advisor, to provide independent, third-party advice on executive compensation.

Executive compensation designed to be competitive with our peer group - The Compensation Committee, with the advice of Semler Brossy, uses peer group and survey data to ensure that our pay is competitive with comparable companies based on asset size, revenue and enterprise value.

Offer limited perquisites - We provide modest perquisites to our executives, including our Chief Executive Officer and our other executive officers.

Maintain robust stock ownership requirements for our executive officers and non-employee directors - We have stock ownership guidelines of 6x base salary for the Chief Executive Officer, 3x base salary for the Chief Financial Officer, 2x base salary for other executive officers and 5x the annual cash retainer for non-employee directors, which are required to be achieved within a five-year time period.

Double trigger vesting upon change in control - All equity awards are subject to “double trigger” vesting requiring a qualified termination of employment following a change in control before vesting is accelerated for executive officers.

Provide reasonable severance benefits - Severance benefits, including following a change in control, have been reviewed against peer groups and are reasonable compared to market. We intend to continue to reference reasonable market practice for any future employment agreements or other arrangements.

Prohibit pledging and hedging of our securities - We have adopted a policy applicable to our directors, officers, any other individuals subject to the reporting requirements under Section 16 of the Exchange Act and any other designated employees (and any of their respective beneficially-owned entities), which prohibits:
•
pledging the Company’s securities for any purpose not approved by the Board of Directors or the Compensation Committee; and
•
engaging in short sales with respect to our securities, purchasing our securities on margin or otherwise hedging our securities, including through options or derivative transactions.

Prohibit repricing of stock options - We have adopted a policy prohibiting the Board of Directors or the Compensation Committee from reducing the aggregate exercise, base or purchase price of any award granted under an equity incentive plan of the Company without the approval of the Company’s stockholders, except for equitable adjustments permitted under our policy and equity incentive plan in connection with an enumerated corporate reorganization event.

Adopted a clawback policy - We have adopted a clawback policy providing for the potential recoupment of officer compensation in the event the Company is required to prepare a financial restatement due to the material non-compliance of the Company with any financial reporting requirement. For additional information, see “Clawback Policy” below.

No gross ups of “golden parachute” excise taxes upon a change in control - The employment agreements for our executive officers do not provide for tax gross ups in the event of a change in control.
Compensation Philosophy, Consultants and Peer Group

Philosophy. We believe that the quality, skills and dedication of our NEOs are critical factors that affect the long-term value of the Company. We therefore design our executive compensation program to attract and retain high quality executive officers and set compensation at levels that are comparable to those of other companies that operate in our industry or that compete for the same talent pool. In setting compensation, the Compensation Committee seeks to design an executive compensation program that strikes a balance between short-term and long-term objectives and contains a mix of individual, business and corporate goals. In developing an executive compensation program, the Compensation Committee also seeks to reward strong corporate performance but with defined parameters to avoid excessive risk, and reward individual and team performance. Our compensation philosophy seeks to link a significant portion of each executive officer’s total compensation to Company results that will create stockholder value in both the short and long term.
Compensation Consultant. To assist with the design of our executive compensation program as well as setting compensation levels, the Compensation Committee has engaged Semler Brossy, an executive compensation consulting firm, as its compensation consultant to provide independent, third-party advice on executive compensation. The Compensation Committee assessed the independence of Semler Brossy pursuant to the rules prescribed by the SEC and the NYSE and determined that no conflict of interest existed that would prevent Semler Brossy from serving as an independent consultant to the Compensation Committee.
Competitive Benchmarking. The Compensation Committee, with the assistance of Semler Brossy, conducts an annual review of pay levels and practices for our NEOs relative to a customized peer group of similar REITs as well as survey data published by Nareit which assists with the benchmarking for executive positions that are not reported in public peer proxies with sufficient frequency to develop meaningful competitive benchmarks. This review provides valuable information to the Compensation Committee in formulating its decisions about NEO compensation as it monitors pay practices across the Company’s peers and industry.
The public company peer group was developed in consultation with Semler Brossy based on an annual assessment of REITs with similar asset mix (retail, office and net-lease markets) and comparable size in terms of assets and total enterprise value to the Company. The Compensation Committee annually evaluates and monitors the peer group with the assistance of Semler Brossy and, in 2019, as part of this evaluation, removed from the compensation peer group DDR Corporation (now known as SITE Centers Corp.) and GGP Inc. (now known as Brookfield Property REIT Inc. following its acquisition by Brookfield Property Partners L.P.) and added Regency Centers Corporation. The Compensation Committee removed DDR Corporation as its total assets and enterprise value declined relative to the Company, added Regency Centers Corporation as it was a more appropriately sized comparator and removed GGP Inc. following its acquisition. The Compensation Committee approved the following “Compensation Peer Group” for purposes of assessing competitive pay practices:

Boston Properties, Inc.	Regency Centers Corporation	Ventas, Inc.
Brixmor Property Group, Inc.	Realty Income Corporation	Vornado Realty Trust
HCP, Inc.	Simon Property Group, Inc.	Welltower Inc.
Kimco Realty Corporation	SL Green Realty Corp.	W.P. Carey, Inc.
Paramount Group, Inc.	Spirit Realty Capital, Inc.
Prologis, Inc.	The Macerich Company

The Compensation Committee reviewed the compensation levels for each NEO position relative to the Compensation Peer Group or survey data for each component of pay: annual base salary, annual incentive bonus awards and long-term equity incentive awards (which included time-based and performance-based restricted stock unit awards and stock options) and used such data as a guide in its determination of total target direct compensation and target total cash for total NEO compensation as compared to total NEO long-term incentive awards. The Compensation Committee considered each NEO’s level and job performance, his or her duties and responsibilities at the Company compared to the duties and responsibilities of executive officers in similar positions at the Compensation Peer Group companies and in the survey data, other circumstances unique to the Company, and evaluated whether the compensation elements and levels provided to our NEOs were generally appropriate relative to their responsibilities at the Company and compensation elements and levels provided to their counterparts in the Compensation Peer Group or within survey data. The Compensation Committee considers both objective and subjective criteria to evaluate Company and individual performance, which allows it to exercise discretion and not rely solely on rigid formulas and quantitative analyses. Accordingly, the Compensation Committee does not formulaically tie compensation decisions to any particular range or percentile level of total compensation paid to executives at the Compensation Peer Group companies or survey data.
Stockholder Say-on-Pay Vote

We provide our stockholders with the opportunity to vote annually on a say-on-pay proposal. At our 2019 annual meeting of stockholders held on May 1, 2019, approximately 76% of the votes cast by stockholders on the advisory vote on named executive officer compensation (the “say-on-pay proposal”) were in favor of the compensation of our NEOs. Prior to the 2019 annual meeting of stockholders, the Company, including the Chair of the Compensation Committee, spent significant time discussing with a number of the Company’s active stockholders the Company’s history and the unique challenges it has faced including in developing a compensation program and the dilutive impact on AFFO per share that would necessarily result from the execution of our business plan. During this time frame, the Company reached out to stockholders representing approximately 50% of the Company’s then outstanding shares and, of this group, approximately 18% of stockholders requested to speak with the Company. The result of these outreach efforts were that even in light of certain questions regarding some aspects of our executive compensation program, a significant majority of the Company’s stockholders continued to support our approach to executive compensation.

Stockholder Engagement and Changes for 2020

As the Company looked toward setting compensation for 2020, the Company continued discussions with the Company’s stockholders and remains committed to structuring a compensation program that strikes a balance between short-term and long-term objectives, contains a mix of individual, business and corporate goals and that will allow the Company to retain its high quality executive officers. The Company continued discussions with its stockholders subsequent to the 2019 annual meeting and has made the following changes to the Company’s NEO compensation program and disclosures effective in 2020:

✓	We enhanced our 2019 compensation disclosures in our proxy statement.

•
In response to concerns over falling AFFO per share targets year over year, we increased our disclosure to better explain why these decreasing performance goals were expected and an intentional part of our strategy for restructuring our business and enhancing value for our stockholders.

•	We also added disclosure regarding our stockholder engagement efforts in response to last year’s lower than typical say-on-pay results.

✓	Restructured our annual incentive bonus to reduce degree of discretion.

•
Effective in 2020, the Company modified the structure of its annual incentive bonus program to give greater weight to a pre-established AFFO per share objective and reduce the discretionary element. The new program will provide the opportunity to earn an annual incentive bonus based on achievement of a pre-established AFFO per share financial goal and tailored individual objectives. The pre-established AFFO per share objective will determine 70% of each NEO’s annual incentive bonus award on a pre-determined, formulaic basis. The remaining 30% will be awarded based on achievement of individual goals and objectives, with a maximum payout of this portion of the award of two times target. Consistent with previous years, the Compensation Committee will approve specific performance measures, individual goals and a range of award opportunity (based on a percentage of base salary) for each NEO.

✓	Added a cap on payouts for performance-based restricted stock units if TSR is negative.

•
The performance-based restricted stock unit award granted in February 2020 to our Chief Executive Officer provides that in the event the Company’s TSR during the three-year performance period is negative, the maximum amount of the award that may vest cannot exceed target or 100%.

✓	Discontinued grants of stock options.

•
For 2020, the Compensation Committee will not include stock options as an element of long-term incentive compensation.  Stock options, which included a three-year vesting period, were awarded in 2018 and 2019 due to the unique circumstances faced by the Company as a result of the accounting issues that occurred under the Company’s prior management, specifically that the accomplishments achieved by the Company were not adequately reflected in the Company’s common stock price due, at least in part, to the overhang of litigation arising out of those accounting issues. These awards were designed to foster retention, further align the interests of the NEOs with those of our stockholders and provide additional opportunity tied to the Company’s share price and long-term success.

The Compensation Committee adopted these changes effective in 2020 to further align executive compensation with the objective of creating long-term stockholder value.

Elements of Compensation
For 2019, our NEO compensation consisted of three components, with the majority of NEO compensation in the form of variable pay to emphasize our commitment to pay for performance: base salary, an annual incentive bonus award and long-term equity incentive awards, which included time-based and performance-based restricted stock unit awards and stock options. In 2018 and 2019, the Compensation Committee added stock options as a form of long-term equity incentive awards in light of the Company’s belief that its achievements, while positioning it for long-term success, were not reflected in the Company’s share price due in large part to the overhang of material litigation resulting from the accounting issues under the Company’s former management team and based on the Company’s belief that stock options would help to foster retention, further align the interests of our NEOs with those of our stockholders and provide additional opportunity tied to the Company’s share price. However, the Compensation Committee did not grant stock options in February 2020 when it established 2020 NEO compensation.
Base Salary
The base salary payable to each NEO provides a fixed component of compensation that reflects the executive’s position and responsibilities and is based on market analysis. In February 2019, the Compensation Committee determined to maintain annual base salary amounts for each of the NEOs at the same levels in effect in 2018, which represented the fifth consecutive year in which base salaries were maintained at the same level for all but one NEO whose base salary has remained the same for the past three years. The base salaries for the NEOs are set forth below.

Name	2019 Base Salary	2018 Base Salary	2017 Base Salary
Glenn J. Rufrano	$1,000,000	$1,000,000	$1,000,000
Michael J. Bartolotta	$500,000	$500,000	$500,000
Lauren Goldberg	$500,000	$500,000	$500,000
Paul H. McDowell	$500,000	$500,000	$500,000
Thomas W. Roberts	$500,000	$500,000	$500,000

Annual Incentive Bonus
The Company pays an annual incentive bonus to reward executives for achieving or surpassing performance goals which are, in part, related to our key financial and operational objectives for the year and for execution of specific strategies of the Company. Annual bonuses are generally paid in cash in March for the prior year’s performance. Each NEO has a target annual incentive bonus opportunity defined as a percentage of base salary, with the actual annual bonus determined based on a combination of financial and discretionary non-financial metrics as described in more detail below. None of the NEOs had a guaranteed minimum bonus. The maximum payout for any NEO may not exceed 150% of such officer’s target annual incentive bonus opportunity.
The Company’s aggregate bonus pool is funded based primarily upon the Company’s AFFO per share results. The Compensation Committee, with the advice of Semler Brossy, allocates the 2019 annual incentive bonus pool into individual annual incentive awards based on pre-established Company financial metrics (30%), key business metrics (30%), as well as an assessment of each NEO’s individual performance based on certain individual (qualitative and quantitative) objectives and metrics (40%). Individual awards are determined at the discretion of the Compensation Committee.
Financial metrics generally consist of financial goals for the Company as a whole, whereas key business metrics may be targeted operational or strategic metrics related to a NEO’s area of responsibility. Individual discretionary metrics are generally additional qualitative goals and objectives for each NEO. Although the Compensation Committee considers the achievement of certain financial, key business and individual discretionary metrics for each NEO and the associated weightings, these weightings are discretionary and only provide general guidelines. As part of the Compensation Committee’s assessment, each NEO undergoes a review of his or her performance during the year, which includes Mr. Rufrano’s review of each executive’s performance. Based upon the executive’s performance and evaluation rating, his or her bonus can decrease or increase up to the maximum payout of 150% of his or her target annual incentive bonus opportunity. Actual assessment and payout determinations are at the discretion of the Compensation Committee with input from the Chief Executive Officer. The assessment also takes into consideration each NEO’s adherence to our core values, which include being: respectful, ethical, dedicated, collaborative, and hard working. See below for additional information about items considered by the Compensation Committee as part of the individual assessments for each NEO.
To inform the Compensation Committee’s discretion in determining actual 2019 annual incentive bonus payouts, the Compensation Committee used the following objectives as guidelines:
AFFO Per Share Objective. The Compensation Committee uses a formula tied to an AFFO per share objective for the year as the starting point for funding the bonus pool and for the individual bonus determinations. AFFO creates an initial funding level for the bonuses, although the Compensation Committee may pay more or less than this amount for each executive based on the additional performance factors as outlined below in its discretion up to a maximum payment of 150% of each executive’s target annual incentive bonus opportunity.
Consistent with the Company’s stated guidance, AFFO per share was expected to decrease in 2019 as compared to 2018 as we continued our restructuring efforts, which were expected to be dilutive to AFFO per share while enhancing value for our stockholders. In 2019, the Company continued to focus on deleveraging its balance sheet through continued dispositions which reduced the assets generating AFFO. The Company had a disposition target for 2019 of $500.0 million to $650.0 million, and its total dispositions for the year exceeded this amount and were $1.1 billion.
In setting the 2019 AFFO annual incentive plan target for funding the bonus pool in early 2019, the Compensation Committee included a provision to ensure that any settlement of the litigation during the year which would negatively impact AFFO would not adversely affect the Company’s employees. The Company funded an aggregate of $765.5 million in the second half of 2019 to settle its legacy litigation. The impact of permanently financing the settlement of the Company’s outstanding litigations was excluded from AFFO in determining the bonus pool for 2019 (“bonus pool AFFO”).
In light of this, in early 2019, the Compensation Committee established objective criteria applicable to bonus pool AFFO as follows:

•	If the Company achieved bonus pool AFFO per diluted share of $0.68 to $0.70, this goal would be achieved at 100%.

•
If the Company achieved bonus pool AFFO per diluted share above $0.70, the achievement of this goal would increase by 10% for each one cent improvement in bonus pool AFFO per diluted share above $0.70, up to a maximum potential achievement of 150%.

•
If the Company achieved bonus pool AFFO per diluted share below $0.68, the achievement of this goal would decrease by 10% for each one cent decline in bonus pool AFFO per diluted share between $0.68 and $0.63 (at which point, this goal would be achieved at 50%).

•	If the Company achieved bonus pool AFFO per diluted share below $0.63, achievement would be determined by the Compensation Committee in its discretion.
The Compensation Committee determined that in 2019, excluding the impact of permanently financing the settlement of the Company’s outstanding litigations by reducing the weighted-average diluted shares outstanding by the shares issued to fund the Company’s portion of the settlement amounts, the Company achieved bonus pool AFFO per diluted share of $0.71. This goal was therefore considered achieved at 110% of target. This performance level provided the initial starting point for the bonus pool funding and the Compensation Committee’s determination of each executive’s individual bonus, which is based on a consideration of the additional performance factors discussed below.
Financial Metrics (30% weighting). The Compensation Committee considered the following Company financial metrics for 2019 in determining each of the NEO’s actual annual bonus: (i) the Company achieved bonus pool AFFO per diluted share above the target range (of $0.68 to $0.70) of $0.71 per share; (ii) Normalized EBITDA was $1.04 billion; and (iii) the Company achieved Net Debt to Normalized EBITDA of 5.7x, which was better than the Company’s original guidance of 6.0x. In addition, the Compensation Committee considered the Company’s general and administrative expenses, which results were $62.7 million and were below Company guidance of $66.0 million to $69.0 million, as it continues to monitor expenses on an ongoing basis.
Each of the above metrics are non-GAAP measures used by management to measure the financial performance of the Company. Additional information about each metric is included in Appendix A.

Key Business Metrics (30% weighting). The various business metrics considered included, but were not limited to:

•certain operational metrics, such as tenant occupancy rates (which the Company targeted to be approximately 98.0% and was 99.1% for 2019) and same store contract rental revenue growth (targeted at 0.3% to 1.0% and was 1.2% for 2019);

•dispositions for the year of $1.1 billion (Company guidance targeted at $500.0 million to $650.0 million), including joint venture arrangements, and acquisitions for the year of $425.6 million (Company guidance targeted at $400.0 million to $600.0 million);

•management of the Company’s debt maturities, including improving the Company’s weighted average debt term which increased to 4.8 years in 2019 from 4.2 years in 2018, and development of financing plans for certain of the Company’s debt;

•access to the debt and equity capital markets, including through the Company’s ATM continuous equity offering program, and issuance of $600.0 million aggregate principal amount of 3.10% senior notes due 2029, 94.3 million shares in a common stock offering resulting in net proceeds to the Company of approximately $886.9 million, after underwriting discounts and offering expenses, and 14.1 million shares under the Company’s ATM continuous equity offering program for net proceeds of $127.2 million; and

•continued progress in resolving the Company’s outstanding government investigations and other litigations (the terms of which were resolved in 2019), including monitoring legal fees and expenses which totaled $70.2 million for 2019 and was consistent with our guidance that we expected litigation expenses for 2019 to not be less than 2018.

Each individual NEO’s ability to manage operational expenses within his or her departmental budget was also considered.

Individual Performance (40% weighting). The Compensation Committee also considered the individual successes and goals of each NEO, which among other things, included succession planning for each executive’s department, and the input from Mr. Rufrano as to each other NEO’s performance during the year. Although Mr. Rufrano provides the Compensation Committee his assessment of each other executive’s performance and achievements, the ultimate payout is determined by the Compensation Committee.
2019 Actual Annual Incentive Bonus Payouts. Based on an evaluation of the performance and contribution of each of the NEOs, the Compensation Committee approved an annual bonus for each of Messrs. Rufrano, Bartolotta, McDowell and Roberts and Ms. Goldberg.

The following table shows the target and maximum annual incentive bonus opportunities for 2019 for each of our NEOs and the actual award earned (which actual amounts earned are also reported in the “Summary Compensation Table - Bonus Compensation” below). In February 2019, the Compensation Committee approved increases in the target bonus amounts for each of the NEOs other than Mr. Rufrano to better align their target total cash compensation with the external market, including the Compensation Peer Group. For each of the NEOs, the target annual bonus is a percentage of the executive’s base salary. There are no established threshold opportunities for any of the NEOs. The actual annual incentive bonus that each NEO received for 2019 was determined by the Compensation Committee and was paid in cash in March 2020 for all executives other than Mr. Rufrano. To further incentivize Mr. Rufrano’s continued retention, the Compensation Committee determined to pay Mr. Rufrano’s annual bonus in time-based restricted stock units that vest over four years.

Name	Target Opportunity (as a % of Base Salary)	Target Opportunity ($)	Maximum Opportunity ($)	Actual Annual Bonus ($)
Glenn J. Rufrano	150%	$1,500,000	$2,250,000	$1,650,000	(1)
Michael J. Bartolotta	130%	$650,000	$975,000	$815,000
Lauren Goldberg	105%	$525,000	$787,500	$680,000
Paul H. McDowell	115%	$575,000	$862,500	$730,000
Thomas W. Roberts	120%	$600,000	$900,000	$760,000
__________________________

(1)
Mr. Rufrano’s 2019 performance-based annual incentive bonus was paid in a time-based restricted stock unit award granted in February 2020. This award will be reported in the Company’s 2020 Summary Compensation Table in next year’s proxy statement.

In determining actual payouts under the annual incentive bonus program for 2019, the Compensation Committee first recognized the Company’s achievement of bonus pool AFFO at 110% of target. Next, the Compensation Committee considered the additional Company and individual goals set at the beginning of the year and actual performance during 2019. Due to the strong ratings of the executives listed above, operational performance in 2019 and each executive’s contributions to our results, the Compensation Committee awarded each of our executives an annual incentive bonus in excess of his or her target opportunity. The Chief Executive Officer received an award equal to 110% of target, consistent with the Company’s achievement of bonus pool AFFO, and the remaining NEOs received awards in excess of 110% of target. In making these awards, the Compensation Committee gave significant consideration to the numerous achievements above and beyond the goals set at the beginning of the year, including the formation of the Industrial Partnership and the substantial work to create the Office Partnership which closed in January 2020, and the successful equity offering to permanently finance the settlement payments for the litigation. These accomplishments contributed to a TSR of approximately 37.3% in 2019. More specifically, the Compensation Committee considered the following as part of the individual performance assessments for each executive:

Glenn J. Rufrano

•	Following the achievements under our initial business plan, created a new business plan to provide for future growth.

•	Exceeded targeted dispositions, including reducing the Company’s exposure to Red Lobster® to approximately 4.7% at the end of 2019 from 5.5% at the end of 2018.

•	Completed acquisitions of $425.6 million, which was within the Company’s targeted guidance.

•	Oversaw the formation of the Industrial Partnership including the sale of six of the Company’s industrial properties to the Industrial Partnership.

•	Oversaw the formation of the Office Partnership including the sale of two of the Company’s office properties to the Office Partnership which transactions closed in January 2020.

•
Entered into agreements to settle outstanding litigation and reached an agreement on the material terms of a negotiated resolution relating to the SEC’s investigation pertaining to historical accounting issues.

•	Oversaw the issuance of $600.0 million in aggregate principal amount of 3.10% senior notes due 2029.

•
Oversaw the public equity offering of 94.3 million shares of common stock for net proceeds, after underwriting discounts and offering expenses, of $886.9 million and the successful use of the Company’s ATM continuous equity offering program for net proceeds of $127.2 million for 2019.

•	Continued to expand the Company’s investor base.

•	Continued to foster a culture of compliance and transparency.

Michael J. Bartolotta

•	Managed the volume, timing and funding of acquisitions and dispositions to maintain targeted Net Debt to EBITDA below 6.0x.

•
Successfully completed a $600.0 million offering of 3.10% senior notes due 2029 further staggering the Company’s debt maturity profile and increasing the Company’s weighted average debt term to 4.8 years.

•
Successfully completed a public equity offering of 94.3 million shares of common stock for net proceeds, after underwriting discounts and offering expenses, of $886.9 million and the successful use of the Company’s ATM continuous equity offering program for net proceeds of $127.2 million for 2019.

•
Continued to manage the Company’s debt reduction efforts and used proceeds from the 2019 senior notes offering along with borrowings under the Company’s revolving credit facility and cash on hand to fund the redemption of $400.0 million of the 4.125% senior notes due 2021, repurchased $80.7 million of the 3.75% convertible senior notes due 2020, redeemed $200.0 million of 6.70% Series F preferred stock, and repaid $187.2 million of mortgage debt, resulting in significant anticipated interest savings in 2020.

•	Achieved unencumbered assets ratio of 79.1% and a fixed charge coverage ratio of 3.0x.

•	Successfully managed capital expenditures as well as operating expenses for the Company, including its information technology, accounting and finance departments.

•	Continued to foster a culture of compliance and transparency.

Lauren Goldberg

•
Entered into agreements to settle outstanding litigation and reached an agreement on the material terms of a negotiated resolution relating to the SEC’s investigation pertaining to historical accounting issues.

•
Successfully completed a $600.0 million offering of 3.10% senior notes due 2029 further staggering the Company’s debt maturity profile and increasing the Company’s weighted average debt term to 4.8 years.

•	Successfully completed a public equity offering of 94.3 million shares of common stock for net proceeds, after underwriting discounts and offering expenses, of $886.9 million.

•
Managed the legal review of the redemption of $400.0 million of the 4.125% senior notes due 2021, the repurchase of $80.7 million of the 3.75% convertible senior notes due 2020, and the redemption of $200.0 million of the 6.70% Series F preferred stock.

•	Managed the Company’s litigation and related costs and insurance recoveries.

•	Supervised and oversaw key corporate initiatives, including managing the Company’s annual stockholder meeting.

•	Successfully managed operating expenses for the legal, compliance and risk management departments.

•	Continued to foster a culture of compliance and transparency.

Paul H. McDowell

•	Maintained tenant occupancy rates of approximately 99.1% for the year.

•	Improved portfolio diversification between retail, restaurant, industrial and office properties.

•	Achievements with respect to tenants with an investment grade rating and made significant efforts towards maintaining the Company’s weighted average lease term and reduction of flat leases.

•	Successfully managed capital expenditures as well as operating expenses for the Company, including its real estate operations departments.

•	Successfully managed key operational initiatives, including initiatives with the Company’s dispositions group.

•	Continued to foster a culture of compliance and transparency.

Thomas W. Roberts

•
Achieved targeted dispositions, including reducing the Company’s exposure to Red Lobster® to approximately 4.7% at the end of 2019 from 5.5% at the end of 2018, thereby managing market and credit concentration risk.

•	Formed the Industrial Partnership and managed the sale of six of the Company’s industrial properties to the Industrial Partnership.

•	Formed the Office Partnership and managed the sale of two of the Company’s office properties to the Office Partnership which transactions closed in January 2020.

•
Successfully managed the timing and funding of acquisitions and dispositions, including disposing of 201 properties with the Company’s share of the aggregate sales price of $1.1 billion, which exceeded the Company’s targeted disposition range of $500.0 million to $650.0 million and acquisitions of $425.6 million, which was within the Company’s targeted acquisition range of $400.0 million to $600.0 million.

•	Managed the volume, timing and funding of acquisitions and dispositions to maintain targeted Net Debt to EBITDA below 6.0x.

•	Successfully managed key operational initiatives, including initiatives with the Company’s dispositions group.

•	Successfully managed internal acquisition and disposition expenses.

•
Achievements with respect to tenants with an investment grade rating and efforts towards maintaining the Company’s weighted average lease term, as well as property diversification generally, within the Company’s targeted ranges.

•	Continued to foster a culture of compliance and transparency.

Long-Term Equity Incentive Awards
The objectives of the Company’s long-term incentive compensation program are to:

•	Reward achievement over a multi-year period;

•	Align the interests of executives with those of stockholders by focusing executives on the stockholder return performance of the Company; and

•	Provide a retention mechanism through multi-year vesting.
The long-term equity incentive opportunity for the 2019 executive compensation program consisted of restricted stock unit awards and an award of stock options. For Mr. Rufrano, the mix of annual restricted stock unit awards in 2019 was two-thirds performance based and one-third time based and for all other NEOs, the mix of annual restricted stock unit awards in 2019 was one-half performance based and one-half time based. The stock options awarded to NEOs in 2019 have time-based vesting criteria that vest in full after three years, subject to continued service through the vesting date, and a ten year term. For each of the NEOs, the amount of their individual long-term equity incentive awards was determined by the Compensation Committee.
Both the time-based and performance-based restricted stock units include a right to receive dividend equivalents with respect to the shares subject to the award, which are subject to the same vesting conditions as the underlying shares. The stock options do not include rights to receive dividend equivalents.
Equity awards granted to the NEOs under the Equity Plan in 2019 are included under “Compensation Tables-Grants of Plan Based Awards” and are described further below.
Time-Based Restricted Stock Units. The restricted stock units that are subject to time-based vesting vest, for all NEOs other than Mr. Rufrano, ratably on each of the first three anniversaries of February 23, 2019 and for Mr. Rufrano, vest ratably on each of the first four anniversaries of February 23, 2019.
Performance-Based Restricted Stock Units. The restricted stock units that are subject to performance-based vesting will vest only if we achieve certain performance conditions over a three-year performance period of January 1, 2019 to December 31, 2021, subject to review and approval by the Compensation Committee. For Mr. Rufrano, in addition to meeting these performance conditions over a three-year performance period, his performance-based restricted stock unit award is also subject to a further one-year time-based vesting requirement following the conclusion of the performance period.
The target award of the performance-based restricted stock units granted to NEOs is eligible to vest in an amount ranging from 0% to 160% of target, as follows:
(i) 50% of the target award will vest, if at all, based on the Company’s TSR relative to the TSR of the FTSE Nareit All Equity REITs Index, a market capitalization-weighted index of U.S. equity REITs (the “Nareit Equity Market Index”), during the performance period, and
(ii) 50% of the target award will vest, if at all, based on the Company’s TSR relative to the stockholder return of the Performance Peer Group (set forth below) during the performance period, subject to each executive’s continued service through the end of the performance period.
Use of these weightings allows the Compensation Committee to consider the Company’s performance against the broader industry by reviewing its performance against the Nareit Equity Market Index as well as to consider the Company’s performance against a more focused net-lease Performance Peer Group that is more closely aligned to the Company’s business. In 2019, the Company reevaluated its Performance Peer Group and included Essential Properties Realty Trust, Inc. as an additional performance peer because it is a net-lease REIT with a portfolio focused on single-tenant retail. For purposes of the peer group weighting, the Company selected REITs that are in the triple net lease business for inclusion in the “Performance Peer Group” consisting of:

Agree Realty Corp.	National Retail Properties, Inc.	STORE Capital Corporation
Essential Properties Realty Trust, Inc.	Realty Income Corporation	W.P. Carey, Inc.
Lexington Realty Trust	Spirit Realty Capital, Inc.
Under the awards, TSR is calculated as the stock price appreciation from the beginning to the end of the period, plus dividends and distributions made or declared during the period (assuming such dividends or distributions are reinvested in common stock), expressed as a percentage return. If performance falls between the points specified below, the percentage of restricted stock units that will vest will be determined using linear interpolation between such points except that there is no interpolation for payouts below 50%. As described in the charts below, achievement of any vesting below a 50% vesting percentage is more restrictive for the Company’s Chief Executive Officer than for its other NEOs.
Nareit Equity Market Index (50% Weighting)

Vesting Percentages for NEOs (Other than the Chief Executive Officer)
Company TSR Percentile	Vesting Percentage (as a percentage of Target Award)
> 65th Percentile	160%
60th Percentile	130%
55th Percentile	100%
45th Percentile	75%
> 35th Percentile	50%
> 10th Percentile and < 35th Percentile	25%
< 10th Percentile	0%

Vesting Percentages for the Chief Executive Officer
Company TSR Percentile	Vesting Percentage (as a percentage of Target Award)
> 65th Percentile	160%
60th Percentile	130%
55th Percentile	100%
45th Percentile	75%
> 35th Percentile	50%
< 35th Percentile	0%

Performance Peer Group (50% Weighting)

Vesting Percentages for NEOs (Other than the Chief Executive Officer)
Company TSR vs. Performance Peer Group 55th Percentile (Percentage Point Difference)	Vesting Percentage (as a percentage of Target Award)
> + 6% points	160%
+ 3% points	130%
0% points (performance = 55th percentile)	100%
-2.5% points	75%
> -5% points	50%
> -10% Points and < -5% Points	25%
< -10% points	0%

Vesting Percentages for the Chief Executive Officer
Company TSR vs. Performance Peer Group 55th Percentile (Percentage Point Difference)	Vesting Percentage (as a percentage of Target Award)
> + 6% points	160%
+ 3% points	130%
0% points (performance = 55th percentile)	100%
-2.5% points	75%
> -5% points	50%
< -5% Points	0%
Stock Option Awards. In evaluating compensation for 2019, the Compensation Committee reviewed the NEOs’ accomplishments and believed their efforts have positioned the Company for long-term success, but recognized that these achievements were not reflected in the Company’s share price which performed below the Company’s net-lease REIT peers due in large part to the overhang of material litigation resulting from the accounting issues under the Company’s prior management team. This resulted in part in below threshold results for performance-based restricted stock units granted in 2015 (the performance period was April 1, 2015 through December 31, 2017) and 2016 (the performance period was January 1, 2016 through December 31, 2018), as the 2015 target awards did not vest and were canceled and the 2016 target awards vested at 38.77% and the remainder were canceled. To foster retention, further align the interests of the NEOs with those of our stockholders and provide additional opportunity tied to the Company’s share price and long-term success, the Compensation Committee included an award of stock options in the long-term equity incentive awards. The stock options have a grant date fair value of $300,000 and an exercise price of $8.26, which was the closing price of the Company’s common stock on the day prior to the date of grant per the terms of the Company’s Equity Plan, and vest in full on February 20, 2022, subject to the executive’s continued service.
2017 Performance-Based Restricted Stock Units. As previously disclosed in the Company’s proxy statement filed with the SEC on March 21, 2018, in 2017, the Compensation Committee awarded performance-based restricted stock units which had a three-year performance period of January 1, 2017 to December 31, 2019. The 2017 performance-based restricted stock units were eligible to vest in an amount ranging from 0% to 160% of the target award based on the Company’s TSR achievement as compared to the Nareit Equity Market Index (weighted 50%) and the Performance Peer Group (weighted 50%). The Performance Peer Group for the 2017 performance-based restricted stock units included the following performance peers: Agree Realty Corp., Lexington Realty Trust, National Retail Properties, Inc., Realty Income Corporation, Spirit Realty Capital, Inc., STORE Capital Corporation and W.P. Carey, Inc. Following the completion of the performance period, the Compensation Committee determined that based on achievement of the vesting criteria, 80% of the target award of the 2017 performance-based restricted stock units would vest and the remainder of the target award was canceled.
Executive Equity Ownership Guidelines
In order to further foster the strong ownership culture among our senior executive management team and ensure the continued direct alignment of management and stockholder interests, we have adopted executive equity ownership guidelines requiring that our executive officers maintain a minimum ownership level of equity in the Company. The equity ownership requirements for our executives are as follows:

Chief Executive Officer	6 times annual base salary
Chief Financial Officer	3 times annual base salary
All Other Executive Officers	2 times annual base salary

Executive officers have five years from the date of becoming an executive officer to satisfy the ownership requirement. To the extent an officer has not achieved compliance with these guidelines, he or she is required to hold 70% of any vested equity awards (exclusive of any shares withheld to satisfy tax withholding obligations). As of December 31, 2019, all of the officers subject to the equity ownership guidelines satisfied the ownership requirements.
We have also adopted equity ownership guidelines for our Board of Directors. See “Compensation of the Board of Directors — Director Stock Ownership Guidelines.”
Employment Agreements
The Company has entered into an employment agreement with each of our NEOs. These agreements provide for a minimum base salary, an initial target annual incentive bonus opportunity, as well as long-term equity incentive awards that will be determined on the same basis as equity awards made generally to other senior executives of the Company. See “Compensation Tables — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for additional information about the employment agreements.
In addition, the employment agreements provide for reasonable severance benefits upon involuntary termination of employment or termination by the executive for Good Reason as defined in the agreement (including for Mr. Rufrano upon termination within a Change in Control Period, as defined in his employment agreement). The Compensation Committee believes that such reasonable severance policies serve the interests of the stockholders as they reduce the risk and uncertainty for our executives, enabling them to focus on their duties without the distraction of worrying about their own employment status during times of transition.
Clawback Policy
On February 22, 2017, the Board of Directors, upon a recommendation from the Compensation Committee, adopted a clawback policy in advance of the SEC adopting final rules and regulations related thereto, as the Board determined that it was in the best interests of the Company and its stockholders to adopt such a policy providing for the recoupment of officer compensation in the event the Company is required to prepare a financial restatement due to the material non-compliance of the Company with any financial reporting requirement. In such an event, the Compensation Committee, after taking into account any factors it deems reasonable, may require any of the Company’s officers subject to the reporting requirements of Section 16 of the Exchange Act to repay or forfeit to the Company that part of his or her incentive compensation received by the officer during the three-year period preceding the publication of the restated financial statements that was in excess of the amount the officer would have received based on the results reported in the restated financial statements.

Analysis of Risk Associated with Our Executive Compensation Program
Our Compensation Committee has discussed the concept of risk as it relates to our executive compensation program, including with its independent advisor Semler Brossy, and the Compensation Committee does not believe our executive compensation program encourages excessive or inappropriate risk taking for the reasons stated below.
We structure our pay to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance. The variable portions of compensation (annual incentive bonus and long-term equity incentive awards) are designed to encourage and reward both short and long-term corporate performance. For short-term performance, the annual incentive bonus is awarded based on assessments of performance during the prior year which include a balance of financial and non-financial objectives. In addition, payouts under the annual incentive bonus are capped for all officers. For long-term performance, restricted stock unit awards, which comprise a mix of time-based and performance-based awards, and stock options limit incentives for risk taking. Time-based restricted stock unit awards vest over three or four years and performance-based equity awards generally vest based on the Company’s TSR over a three-year period as compared to two different independent peer sets and are subject to a maximum vesting percentage if the performance criteria are met. In 2019, the Compensation Committee awarded stock options, which awards were similarly structured to limit incentives for risk taking as the awards are not exercisable for three years.
As noted above, the Company has also adopted good governance practices which mitigate against undue risk taking including benchmarking executive compensation, robust stock ownership guidelines, prohibition against pledging and hedging Company securities and adoption of a clawback policy.
Overall, our executive compensation program is structured to achieve its objectives by (i) providing incentives to our NEOs to manage the Company for the creation of long-term stockholder value, (ii) avoiding the type of disproportionately large short-term incentives that could encourage our NEOs to take risks that may not be in the Company’s long-term interests, (iii) requiring our NEOs to maintain a significant investment in the Company and (iv) evaluating annually an array of performance criteria in determining executive compensation rather than focusing on a single metric.
Deductibility of Executive Compensation
The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. The SEC requires that we comment upon our policy with respect to Section 162(m) of the Code, which limits the deductibility of compensation of more than $1.0 million paid to any “covered employee” unless certain exceptions are met, primarily relating to “performance-based compensation.” Although certain qualifying “performance-based compensation” was previously exempt from this deduction limit, the Tax Cuts and Jobs Act of 2017 (the “TCJA”) made certain changes to Section 162(m) of the Code. Pursuant to such changes, “performance-based compensation” is no longer exempt under Section 162(m) of the Code effective for tax years beginning after January 1, 2018, subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and which were not modified in any material respect on or after such date.

The Internal Revenue Service had previously issued a series of private letter rulings which indicated that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to the limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the REIT’s operating partnership. However, in December 2019, the Internal Revenue Service issued proposed regulations under Section 162(m) that are effective for taxable years ending on or after December 20, 2019 and represent a significant change from the Internal Revenue Service’s prior position. The proposed regulations provide that compensation subject to Section 162(m) now includes compensation paid to a covered employee by an operating partnership to the extent the publicly held corporation is allocated a distributive share of the operating partnership’s deduction for that compensation. To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. However, we do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. Further, our Compensation Committee believes that our stockholders’ interests are best served if the Compensation Committee’s discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Julie G. Richardson (Chair)
Mary Hogan Preusse
Richard J. Lieb
Mark S. Ordan

COMPENSATION TABLES
Summary Compensation Table
The following table summarizes the total compensation paid to or earned by our NEOs for the years ended 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Stock Awards ($)(4)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
Glenn J. Rufrano Chief Executive Officer	2019	1,000,000	—	(3)	4,926,470	300,000	594,648	6,821,118
	2018	1,000,000	1,615,000		4,851,634	300,000	314,179	8,080,813
	2017	1,000,000	2,000,000		5,022,474	—	181,518	8,203,992
Michael J. Bartolotta Executive Vice President (“EVP”), Chief Financial Officer	2019	500,000	815,000		1,107,078	300,000	116,452	2,838,530
	2018	500,000	740,000		1,075,521	300,000	59,259	2,674,780
	2017	500,000	835,000		1,103,712	—	51,671	2,490,383
Lauren Goldberg EVP, General Counsel and Secretary	2019	500,000	680,000		1,006,433	300,000	107,747	2,594,180
	2018	500,000	615,000		977,745	300,000	50,481	2,443,226
	2017	495,833	660,000		1,003,375	—	31,302	2,190,510
Paul H. McDowell EVP, Chief Operating Officer	2019	500,000	730,000		1,031,596	300,000	111,078	2,672,674
	2018	500,000	665,000		1,002,188	300,000	46,205	2,513,393
	2017	500,000	705,000		1,028,459	—	38,696	2,272,155
Thomas W. Roberts EVP, Chief Investment Officer	2019	500,000	760,000		1,358,684	300,000	148,228	3,066,912
	2018	500,000	690,000		1,319,958	300,000	76,289	2,886,247
	2017	500,000	800,000		1,354,547	—	88,321	2,742,868
__________________________

(1)	Represents base salary earned during the year.

(2)
Represents performance-based annual incentive cash bonus that was earned during the specified year and paid in cash in the following year for all executives with the exception of Mr. Rufrano’s 2019 performance-based annual incentive bonus which was paid in a time-based restricted stock unit award granted in February 2020. See “Compensation Discussion and Analysis-Elements of Compensation-Annual Incentive Bonus” for a discussion of each NEO’s actual bonus relative to his or her target bonus for 2019.

(3)
Mr. Rufrano’s 2019 performance-based annual incentive bonus was $1,650,000 and was paid in a time-based restricted stock unit award granted in February 2020 and vests ratably over four years. This award will be reported in the Company’s 2020 Summary Compensation Table in next year’s proxy statement.

(4)
Reflects the grant date fair value of restricted stock unit awards computed in accordance with ASC Topic 718, without regard to forfeitures. For further information on how we account for equity-based compensation and the assumptions used, see “Note 13 - Equity-based Compensation” to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 26, 2020. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual values, if any, that will be realized by the executives. The underlying grants are presented in further detail in the “Grants of Plan-Based Awards” table below. The maximum potential payouts under the performance-based restricted stock units granted under the Equity Plan during 2019 for each of the NEOs, based upon the grant date fair value of the awards computed in accordance with ASC Topic 718, without regard to forfeitures, would be as follows: Mr. Rufrano - $5.2 million, Mr. Bartolotta - $0.9 million, Ms. Goldberg - $0.8 million, Mr. McDowell - $0.8 million and Mr. Roberts - $1.1 million.

The 2017 performance-based restricted stock units awarded by the Compensation Committee in 2017, which represented two-thirds of Mr. Rufrano’s 2017 long-term equity incentive award and one-half of the long-term equity incentive award for each of the other NEOs, are included in the “Summary Compensation Table” for fiscal year 2017. These awards had a three-year performance period of January 1, 2017 to December 31, 2019. Following the completion of the performance period, the Compensation Committee determined that based on partial achievement of the vesting criteria, 80% of the 2017 performance-based restricted stock units would vest and the remainder would not and were canceled. For additional information about these awards, see the “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards” herein.

(5)
Reflects the grant date fair value of option awards computed in accordance with ASC Topic 718, without regard to forfeitures. For further information on how we account for equity-based compensation and assumptions used, see “Note 13 - Equity-based Compensation” to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 26, 2020. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual values, if any, that will be realized by the executives.  The underlying awards are presented in further detail in the “Grants of Plan-Based Awards” table below.

(6)
The table below shows the components of “All Other Compensation” for 2019, which includes dividends or dividend equivalents paid on stock awards, 401(k) matching contributions and other taxable fringe benefits.

Name	Dividends/Dividend Equivalents Paid on Stock Awards ($)	401(k) Match($)	Other($)±	Total($)
Glenn J. Rufrano	582,477	6,750	5,421	594,648
Michael J. Bartolotta	106,169	6,750	3,533	116,452
Lauren Goldberg	98,941	6,750	2,056	107,747
Paul H. McDowell	101,699	6,750	2,629	111,078
Thomas W. Roberts	137,568	6,750	3,910	148,228
__________________________
± Represents amounts for Company-paid long-term disability and group term life insurance.

Grants of Plan-Based Awards
The following table sets forth information with respect to the awards granted to NEOs during the fiscal year ended December 31, 2019.

Name	Grant Date	Approval Date	Estimated Future Payouts under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold (#)	Target (#)	Maximum (#)
Glenn J. Rufrano	02/20/2019	02/19/2019	102,124	408,496	653,594	—	—	—	3,259,798
	02/20/2019	02/19/2019	—	—	—	204,249	—	—	1,666,672
	02/20/2019	02/19/2019	—	—	—	—	405,405	8.26	300,000
Michael J. Bartolotta	02/20/2019	02/19/2019	8,425	67,402	107,843	—	—	—	557,078
	02/20/2019	02/19/2019	—	—	—	67,402	—	—	550,000
	02/20/2019	02/19/2019	—	—	—	—	405,405	8.26	300,000
Lauren Goldberg	02/20/2019	02/19/2019	7,659	61,274	98,038	—	—	—	506,430
	02/20/2019	02/19/2019	—	—	—	61,275	—	—	500,004
	02/20/2019	02/19/2019	—	—	—	—	405,405	8.26	300,000
Paul H. McDowell	02/20/2019	02/19/2019	7,851	62,806	100,490	—	—	—	519,092
	02/20/2019	02/19/2019	—	—	—	62,807	—	—	512,505
	02/20/2019	02/19/2019	—	—	—	—	405,405	8.26	300,000
Thomas W. Roberts	02/20/2019	02/19/2019	10,340	82,720	132,352	—	—	—	683,681
	02/20/2019	02/19/2019	—	—	—	82,721	—	—	675,003
	02/20/2019	02/19/2019	—	—	—	—	405,405	8.26	300,000
__________________________

(1)
Represents performance-based restricted stock units granted under the Equity Plan during 2019. These restricted stock units vest based on the achievement of certain performance conditions, which are based on the Company’s TSR relative to its peers and the Nareit Equity Market Index over a three-year period from January 1, 2019 to December 31, 2021. For Mr. Rufrano, subject to the achievement of these performance conditions, the restricted stock units will vest on February 23, 2023, subject to his continued employment through this date. These amounts exclude dividend equivalent rights which are eligible to vest upon the conclusion of the applicable performance period and upon February 23, 2023 for Mr. Rufrano. The threshold, target and maximum amounts correspond to the number of restricted stock units that would be earned in the event that specified performance goals are achieved. For more information on performance-based restricted stock units, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Equity Incentive Award.”

(2)
Represents time-based restricted stock units granted under the Equity Plan during 2019. These restricted stock units vest in equal installments on each of the first three anniversaries of February 23, 2019 and for Mr. Rufrano these restricted stock units vest in equal installments on each of the first four anniversaries of February 23, 2019, subject in each case to continued service. For more information on time-based restricted stock units, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Equity Incentive Award.”

(3)
Represents stock option awards granted under the Equity Plan during 2019. These stock options have an exercise price of $8.26 and vest in full on February 20, 2022, subject to the executive’s continued service.

(4)
Pursuant to the Equity Plan, the exercise price for the stock option awards is the closing price of the Company’s common stock on the NYSE as of the preceding trading date before the grant date of the awards.

(5)
The grant date fair value of each award was computed in accordance with ASC Topic 718, without regard to forfeitures. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual values, if any, that will be realized by the NEOs.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Below is a summary of the employment agreements with our NEOs.
Glenn J. Rufrano
Pursuant to an employment agreement with the Company, originally effective as of April 1, 2015 and amended on February 21, 2018 to extend the term for an additional three-years, Mr. Rufrano receives an annual base salary of not less than $1,000,000 and is eligible to receive a target annual cash bonus equal to 150% of his base salary. Commencing in 2016, Mr. Rufrano’s base salary is reviewed at least annually to determine if his base salary should be increased in the discretion of the Compensation Committee. Under his amended employment agreement, Mr. Rufrano is eligible to receive an annual long-term incentive equity award with respect to shares of common stock or other securities for each calendar year during the term of his employment which shall be subject to such terms and conditions, including the type of award and vesting conditions, as may be determined by the Compensation Committee.
Mr. Rufrano is subject to non-compete and non-solicitation for a period of two years after his termination of employment (or for a period of one year thereafter, in the event that the Company does not renew Mr. Rufrano’s employment term other than during a Change in Control Period (as defined in his employment agreement)).
Michael J. Bartolotta
Pursuant to an employment agreement with the Company, effective as of October 5, 2015 and amended on February 21, 2018, Mr. Bartolotta is entitled to a minimum annual base salary of $500,000 and is eligible to receive an initial target annual cash bonus equal to 125% of his base salary. In February 2019, the Compensation Committee approved a new target annual bonus equal to 130% of his base salary to better align his total cash compensation with the external market. Mr. Bartolotta is also eligible to receive annual long-term incentive equity awards for each calendar year of employment, as may be determined by the Compensation Committee in consultation with the Chief Executive Officer and will be determined on the same basis as equity awards made generally to other senior executives of the Company.
Mr. Bartolotta is subject to twelve months of non-compete and non-solicitation following the termination of his employment.
Lauren Goldberg
Pursuant to an employment agreement with the Company, effective as of May 26, 2015, as amended on February 23, 2016 and on February 21, 2018, Ms. Goldberg is entitled to receive a minimum annual base salary of $450,000 and is eligible to receive an initial target annual bonus equal to 100% of her base salary. In February 2019, the Compensation Committee approved a new target annual bonus equal to 105% of her base salary to better align her total cash compensation with the external market. She is also eligible to receive annual long-term equity awards for each calendar year of employment, as may be determined by the Compensation Committee in consultation with the Chief Executive Officer and will be determined on the same basis as equity awards made generally to other senior executives of the Company.
Ms. Goldberg is subject to twelve months of non-compete and non-solicitation following the termination of her employment.
Paul H. McDowell
Effective as of February 23, 2016, Mr. McDowell and the Company entered into an amended and restated employment agreement which superseded and replaced in all respects the prior employment agreement with the Company, effective as of January 8, 2014 as amended on February 21, 2018. Pursuant to the employment agreement, Mr. McDowell is entitled to receive a minimum annual base salary of $500,000 and is eligible to receive an initial target annual bonus equal to 100% of his base salary. In February 2019, the Compensation Committee approved a new target annual bonus equal to 115% of his base salary to better align his total cash compensation with the external market. He is eligible to receive annual long-term equity awards for each calendar year of employment, as may be determined by the Compensation Committee in consultation with the Chief Executive Officer and will be determined on the same basis as equity awards made generally to other senior executives of the Company.
Mr. McDowell is subject to twelve months of non-compete and non-solicitation following the termination of his employment.

Thomas W. Roberts
Effective as of February 23, 2016, Mr. Roberts and the Company entered into an amended and restated employment agreement which superseded and replaced in all respects his prior employment agreement with the Company, effective as of April 1, 2015 as amended on February 21, 2018. Pursuant to his employment agreement, Mr. Roberts is entitled to receive a minimum annual base salary of $500,000 and is eligible to receive an initial target annual bonus of up to 100% of his base salary. In February 2019, the Compensation Committee approved a new target annual bonus equal to 120% of his base salary to better align his total cash compensation with the external market. Mr. Roberts is also eligible to receive annual long-term incentive equity awards for each calendar year of employment, as may be determined by the Compensation Committee in consultation with the Chief Executive Officer and will be determined on the same basis as equity awards made generally to other senior executives of the Company.
Mr. Roberts is subject to twelve months of non-compete and non-solicitation following the termination of his employment.
Outstanding Equity Awards at Fiscal Year End

The following table provides a summary of outstanding stock option and restricted stock units awards granted to NEOs as of December 31, 2019. The market value of restricted stock unit awards is based on the closing price of the Company’s common stock on December 31, 2019, which was $9.24.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Glenn J. Rufrano	—	405,405	—	8.26	02/20/2029	431,524	3,987,282	903,056	8,344,237
	—	394,737	—	6.84	02/21/2028
Michael J. Bartolotta	—	405,405	—	8.26	02/20/2029	142,403	1,315,804	149,004	1,376,797
	—	394,737	—	6.84	02/21/2028
Lauren Goldberg	—	405,405	—	8.26	02/20/2029	129,457	1,196,183	135,458	1,251,632
	—	394,737	—	6.84	02/21/2028
Paul H. McDowell	—	405,405	—	8.26	02/20/2029	132,694	1,226,093	138,844	1,282,919
	—	394,737	—	6.84	02/21/2028
Thomas W. Roberts	—	405,405	—	8.26	02/20/2029	174,768	1,614,856	182,868	1,689,700
	—	394,737	—	6.84	02/21/2028
__________________________

(1)
Represents stock option awards granted on February 20, 2019 and February 21, 2018, and which vest in full on February 20, 2022 and February 21, 2021, respectively, subject to the executive’s continued service.

(2)
The following table presents by grant date the number of shares of time-based restricted stock units outstanding, including the applicable vesting conditions, as of December 31, 2019. Awards will generally vest in equal installments over the applicable vesting period as noted below.

Name	Grant Date	Type of Award	Number of Time-Based Shares or Restricted Stock Units That Have Not Vested (#)	Ratable Vesting on the Anniversary of the Grant Date for the Following Number of Years†
Glenn J. Rufrano	February 20, 2019	Restricted Stock Units	204,249	Four

Name	Grant Date	Type of Award	Number of Time-Based Shares or Restricted Stock Units That Have Not Vested (#)	Ratable Vesting on the Anniversary of the Grant Date for the Following Number of Years†
	February 21, 2018	Restricted Stock Units	164,853	Three
	February 22, 2017	Restricted Stock Units	62,422	Three
Michael J. Bartolotta	February 20, 2019	Restricted Stock Units	67,402	Three
	February 21, 2018	Restricted Stock Units	54,402	Three
	February 22, 2017	Restricted Stock Units	20,599	Three
Lauren Goldberg	February 20, 2019	Restricted Stock Units	61,275	Three
	February 21, 2018	Restricted Stock Units	49,456	Three
	February 22, 2017	Restricted Stock Units	18,726	Three
Paul H. McDowell	February 20, 2019	Restricted Stock Units	62,807	Three
	February 21, 2018	Restricted Stock Units	50,692	Three
	February 22, 2017	Restricted Stock Units	19,195	Three
Thomas W. Roberts	February 20, 2019	Restricted Stock Units	82,721	Three
	February 21, 2018	Restricted Stock Units	66,766	Three
	February 23, 2017	Restricted Stock Units	25,281	Three
__________________________
†Such restricted stock units vest in four or three, as applicable, equal installments on each of the one-year anniversaries of February 23, 2019, 2018 and 2017, as applicable.

(3)
Represents restricted stock units that will vest subject to the achievement of certain performance conditions at target levels for awards granted in 2019 and 2018. The performance conditions are based on the Company’s TSR relative to its peers and the Nareit Equity Market Index. The performance period for awards granted in 2019 is January 1, 2019 to December 31, 2021 and for awards granted in 2018 is January 1, 2018 to December 31, 2020. The amounts do not include performance-based restricted stock unit awards granted in 2017 (performance period was January 1, 2017 to December 31, 2019) for which the Compensation Committee determined that the awards would vest at 80% of the target award based upon the partial achievement of the vesting criteria as of December 31, 2019 and which were settled in accordance with the terms of the award agreement. For additional information about the performance-based restricted stock unit awards granted in 2017, see the “Option Exercises and Stock Vested” table below.

Option Exercises and Stock Vested
The following table provides a summary of the option exercises (if any) and restricted shares of common stock and restricted stock units issued to NEOs, which vested during the fiscal year ended December 31, 2019.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (#)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Glenn J. Rufrano	—	—	529,835	4,719,435
Michael J. Bartolotta	—	—	116,444	1,014,068
Lauren Goldberg	—	—	106,538	927,394
Paul H. McDowell	—	—	109,281	951,223
Thomas W. Roberts	—	—	156,633	1,357,714
__________________________

(1)	No options were eligible to be exercised during the fiscal year ended December 31, 2019.

(2)
The amounts include time-based restricted stock and restricted stock unit awards that vested during the year and the portion of the performance-based restricted stock unit awards granted in 2017 (performance period was January 1, 2017 to December 31, 2019) for which the Compensation Committee determined that the awards would vest at 80% of the target award based upon the partial achievement of the vesting criteria as of December 31, 2019 and which were settled in accordance with the terms of the award agreement.

(3)	Value realized on vesting is calculated based on the per share closing market price of the Company’s common stock on the vesting date, which ranged from $8.11 to $9.52 per share.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Employment Agreements
Below is a summary of the employment agreements with our NEOs and the potential payments to each NEO upon his or her termination, including in connection with a change in control.
Glenn J. Rufrano
Mr. Rufrano is party to an employment agreement with the Company which became effective on April 1, 2015, and was amended on February 21, 2018. For purposes of the “Termination Scenario Table” below, we have presented Mr. Rufrano’s termination scenarios as set forth in his employment agreement that was in effect as of December 31, 2019.
Death or Disability. If Mr. Rufrano’s employment is terminated due to his death or at the election of the Company due to his Disability (as defined in his employment agreement), Mr. Rufrano will be entitled to “Accrued Benefits” comprised of (i) any earned and accrued but unpaid base salary through the termination date, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date, (iii) all other applicable payments or benefits to which Mr. Rufrano is entitled under the terms of any applicable compensation arrangement, benefit plan or program and (iv) vesting of his then-outstanding unvested equity awards in accordance with the terms of the applicable award agreements. Mr. Rufrano will also be entitled to any accrued but unpaid annual cash bonus for the year prior to the year of termination, if applicable.
Termination by the Company without Cause or Resignation for Good Reason (other than during a Change in Control Period). If Mr. Rufrano’s employment is terminated other than during the period (“Change in Control Period”) beginning 120 days prior to, and ending 24 months following, a Change in Control (as defined in the respective employment agreement) by the Company without Cause (as defined in his employment agreement) or if Mr. Rufrano resigns for Good Reason (as defined in his employment agreement), Mr. Rufrano will be entitled to (i) Accrued Benefits, (ii) any earned and accrued but unpaid annual cash bonus for the year prior to the year of termination, (iii) an amount equal to two times the sum of his then-effective annual base salary and target annual cash bonus for the year of termination (provided that for purposes of calculating this amount, the target annual cash bonus shall not be less than 150% of Mr. Rufrano’s annual rate of base salary amount), (iv) vesting of his then-outstanding unvested equity awards in accordance with the terms of the applicable award agreements and (v) continued group medical coverage until the earlier of 18 months following the termination date or such time as Mr. Rufrano obtains new employment that offers group medical coverage.
Termination by the Company without Cause or Resignation for Good Reason (during a Change in Control Period). If Mr. Rufrano’s employment is terminated during a Change in Control Period by the Company without Cause or due to the non-renewal of the employment agreement by the Company or if Mr. Rufrano resigns for Good Reason, Mr. Rufrano will be entitled to (i) Accrued Benefits, (ii) any earned and accrued but unpaid annual cash bonus for the year prior to the year of termination, (iii) an amount equal to three times the sum of his then-effective annual base salary and target annual cash bonus for the year of termination (provided that for purposes of calculating this amount, the target annual cash bonus shall not be less than 150% of Mr. Rufrano’s annual rate of base salary amount) and (iv) vesting of his then-outstanding unvested equity awards in accordance with the terms of the applicable award agreements.
Termination by the Company for Cause, Resignation without Good Reason or Non-Renewal by Mr. Rufrano. If Mr. Rufrano’s employment is terminated by the Company for Cause, by Mr. Rufrano without Good Reason or upon the non-renewal of the employment term by Mr. Rufrano, the Company will pay Mr. Rufrano only Accrued Benefits and Mr. Rufrano will forfeit all unvested equity awards.
Termination by Non-Renewal by the Company. If Mr. Rufrano’s employment is terminated upon the non-renewal of the employment agreement by the Company (other than during a Change in Control Period), Mr. Rufrano will be entitled to (i) Accrued Benefits, (ii) any earned and accrued but unpaid annual cash bonus for the year prior to the year of termination and (iii) an amount equal to the sum of his annual base salary and target annual cash bonus.
In order to receive the payments under his employment agreement (excluding any Accrued Benefits Mr. Rufrano may be entitled to receive), Mr. Rufrano must execute and not revoke a general release and waiver agreement which includes a confirmation of his confidentiality, non-competition and non-solicitation obligations of his employment agreement.
Michael J. Bartolotta
Mr. Bartolotta is party to an employment agreement with the Company which became effective on October 5, 2015, and was amended on February 21, 2018. For purposes of the “Termination Scenario Table” below, we have presented Mr. Bartolotta’s termination scenarios as set forth in his employment agreement that was in effect as of December 31, 2019.

Death or Disability. If Mr. Bartolotta’s employment is terminated due to his death or Disability (as defined in his employment agreement), then Mr. Bartolotta will be entitled to “Accrued Benefits” comprised of (i) any unpaid base salary through the termination date, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date and (iii) all other payments or benefits to which Mr. Bartolotta is entitled under the terms of any applicable compensation arrangement or benefit plan or program. Mr. Bartolotta will also be entitled to any accrued but unpaid annual bonus for the year prior to the year of termination, if applicable, and any outstanding equity awards granted to Mr. Bartolotta prior to the third anniversary of the effective date of his employment agreement will vest on a pro rata basis calculated by dividing the number of whole months elapsed from the issuance of the award until the termination date by the number of whole months in the applicable vesting period for time-based awards or the performance measurement period of a performance-based award (with performance criteria assumed to be achieved at target levels). Any outstanding equity awards granted to Mr. Bartolotta after the third anniversary of the effective date of his employment agreement will vest in accordance with the terms of the applicable award agreements.
Termination by the Company without Cause or by Mr. Bartolotta for Good Reason (other than during a Change in Control Period). If Mr. Bartolotta’s employment is terminated by the Company other than during a Change in Control Period without Cause (as defined in his employment agreement) or by Mr. Bartolotta for Good Reason (as defined in his employment agreement), then Mr. Bartolotta will be entitled to (i) the Accrued Benefits, (ii) any accrued but unpaid annual bonus for the year prior to the year of termination, (iii) an amount equal to the sum of his annual base salary and target bonus for the year of termination and (iv) continued medical coverage, at the same cost to Mr. Bartolotta as if he were an active employee, until the earliest of: (x) one year following the date of the termination; (y) such time as Mr. Bartolotta obtains new employment that offers group medical coverage or (z) the end of the COBRA continuation period. In addition, all outstanding equity awards granted to Mr. Bartolotta prior to the third anniversary of the effective date of his employment agreement will vest in full for unvested time-based equity awards and will vest at target levels for unvested performance-based equity awards (assuming the performance criteria had been achieved at target levels for such period). Any outstanding equity awards granted to Mr. Bartolotta after the third anniversary of the effective date of his employment agreement will vest in accordance with the terms of the applicable award agreements.
Termination by the Company without Cause or by Mr. Bartolotta for Good Reason (during a Change in Control Period). If Mr. Bartolotta’s employment is terminated by the Company during a Change in Control Period without Cause or by Mr. Bartolotta for Good Reason, then Mr. Bartolotta will be entitled to (i) the Accrued Benefits, (ii) any accrued but unpaid annual bonus for the year prior to the year of termination, (iii) an amount equal to two times the sum of his annual base salary and target bonus as in effect on the date of his termination and (iv) continued medical coverage, at the same cost to Mr. Bartolotta as if he were an active employee, until the earliest of: (x) one year following the date of the termination; (y) such time as Mr. Bartolotta obtains new employment that offers group medical coverage or (z) the end of the COBRA continuation period. In addition, all outstanding equity awards granted to Mr. Bartolotta prior to the third anniversary of the effective date of his employment agreement will vest in full for unvested time-based equity awards and will vest at target levels for unvested performance-based equity awards (assuming the performance criteria had been achieved at target levels for such period). Any outstanding equity awards granted to Mr. Bartolotta after the third anniversary of the effective date of his employment agreement will vest in accordance with the terms of the applicable award agreements.
In order to receive the payments under his employment agreement (excluding any Accrued Benefits Mr. Bartolotta may be entitled to receive), Mr. Bartolotta must execute and not revoke a general release and waiver agreement which includes a confirmation of his confidentiality, non-competition and non-solicitation obligations of his employment agreement.
Termination by the Company for Cause or Resignation without Good Reason. If Mr. Bartolotta’s employment is terminated by the Company for Cause or Mr. Bartolotta voluntarily resigns without Good Reason, then Mr. Bartolotta will be entitled only to Accrued Benefits and he will forfeit all unvested equity awards.
Lauren Goldberg
Ms. Goldberg is party to an employment agreement with the Company which became effective on May 26, 2015, as amended on February 23, 2016 and on February 21, 2018. For purposes of the “Termination Scenario Table” below, we have presented Ms. Goldberg’s termination scenarios as set forth in her employment agreement that was in effect as of December 31, 2019.
Death or Disability. If Ms. Goldberg’s employment is terminated due to her death or Disability (as defined in her employment agreement), then Ms. Goldberg will be entitled to “Accrued Benefits” comprised of (i) any unpaid base salary through the termination date, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date and (iii) all other payments or benefits to which Ms. Goldberg is entitled under the terms of any applicable compensation arrangement or benefit plan or program. Ms. Goldberg will also be entitled to any accrued but unpaid annual bonus for the year prior to the year of termination, if applicable, and any outstanding equity awards granted to Ms. Goldberg prior to the third anniversary of the effective date of her employment agreement will vest on a pro rata basis calculated by dividing the number of whole months elapsed from the issuance of the award until the termination date by the number of whole months in the applicable vesting period for time-based awards or the performance measurement period of a performance-based award (with performance criteria assumed to be achieved at target levels). Any outstanding equity awards granted to Ms. Goldberg after the third anniversary of the effective date of her employment agreement will vest in accordance with the terms of the applicable award agreements.
Termination by the Company without Cause or by Ms. Goldberg for Good Reason (other than during a Change in Control Period). If Ms. Goldberg’s employment is terminated by the Company other than during a Change in Control Period without Cause (as defined in her employment agreement) or by Ms. Goldberg for Good Reason (as defined in her employment agreement), then Ms. Goldberg will be entitled to (i) the Accrued Benefits, (ii) any accrued but unpaid annual bonus for the year prior to the year of termination, (iii) an amount equal to the sum of her annual base salary and target bonus for the year of termination and (iv) continued medical coverage, at the same cost to Ms. Goldberg as if she were an active employee, until the earliest of: (x) one year following the date of the termination; (y) such time as Ms. Goldberg obtains new employment that offers group medical coverage or (z) the end of the COBRA continuation period. In addition, all outstanding equity awards granted to Ms. Goldberg prior to the third anniversary of the effective date of her employment agreement will vest in full for unvested time-based equity awards and will vest at target levels for unvested performance-based equity awards (assuming the performance criteria had been achieved at target levels for such period). Any outstanding equity awards granted to Ms. Goldberg after the third anniversary of the effective date of her employment agreement will vest in accordance with the terms of the applicable award agreements.
Termination by the Company without Cause or by Ms. Goldberg for Good Reason (during a Change in Control Period). If Ms. Goldberg’s employment is terminated by the Company during a Change in Control Period without Cause or by Ms. Goldberg for Good Reason, then Ms. Goldberg will be entitled to (i) the Accrued Benefits, (ii) any accrued but unpaid annual bonus for the year prior to the year of termination, (iii) an amount equal to two times the sum of her annual base salary and target bonus as in effect on the date of her termination and (iv) continued medical coverage, at the same cost to Ms. Goldberg as if she were an active employee, until the earliest of: (x) one year following the date of the termination; (y) such time as Ms. Goldberg obtains new employment that offers group medical coverage or (z) the end of the COBRA continuation period. In addition, all outstanding equity awards granted to Ms. Goldberg prior to the third anniversary of the effective date of her employment agreement will vest in full for unvested time-based equity awards and will vest at target levels for unvested performance-based equity awards (assuming the performance criteria had been achieved at target levels for such period). Any outstanding equity awards granted to Ms. Goldberg after the third anniversary of the effective date of her employment agreement will vest in accordance with the terms of the applicable award agreements.
In order to receive the payments under her employment agreement (excluding any Accrued Benefits Ms. Goldberg may be entitled to receive), Ms. Goldberg must execute and not revoke a general release and waiver agreement which includes a confirmation of her confidentiality, non-competition and non-solicitation obligations of her employment agreement.
Termination by the Company for Cause or Resignation without Good Reason. If Ms. Goldberg’s employment is terminated by the Company for Cause or Ms. Goldberg voluntarily resigns without Good Reason, then Ms. Goldberg will be entitled only to Accrued Benefits and she will forfeit all unvested equity awards.
Paul H. McDowell
Mr. McDowell is party to an employment agreement with the Company which became effective on February 23, 2016, and was amended on February 21, 2018. For purposes of the “Termination Scenario Table” below, we have presented Mr. McDowell’s termination scenarios as set forth in his employment agreement that was in effect as of December 31, 2019.
Death or Disability. If Mr. McDowell’s employment is terminated due to his death or Disability (as defined in his employment agreement), then Mr. McDowell will be entitled to “Accrued Benefits” comprised of (i) any unpaid base salary through the termination date, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date and (iii) all other payments or benefits to which Mr. McDowell is entitled under the terms of any applicable compensation arrangement or benefit plan or program. Mr. McDowell will also be entitled to any accrued but unpaid annual bonus for the year prior to the year of termination, if applicable, and any outstanding equity awards granted to Mr. McDowell on or after the effective date of his employment agreement, but prior to April 1, 2018, will vest on a pro rata basis calculated by dividing the number of whole months elapsed from the issuance of the award until the termination date by the number of whole months in the applicable vesting period for time-based awards or the performance measurement period of a performance-based award (with performance criteria assumed to be achieved at target levels). Any outstanding equity awards granted to Mr. McDowell after April 1, 2018 will vest in accordance with the terms of the applicable award agreements.
Termination by the Company without Cause or by Mr. McDowell for Good Reason (other than during a Change in Control Period). If Mr. McDowell’s employment is terminated by the Company other than during a Change in Control Period without Cause (as defined in his employment agreement) or by Mr. McDowell for Good Reason (as defined in his employment agreement), then Mr. McDowell will be entitled to (i) the Accrued Benefits, (ii) any accrued but unpaid annual bonus for the year prior to the year of termination, (iii) an amount equal to the sum of his annual base salary and target bonus for the year of termination and (iv) continued medical coverage, at the same cost to Mr. McDowell as if he were an active employee, until the earliest of: (x) one year following the date of the termination; (y) such time as Mr. McDowell obtains new employment that offers group medical coverage or (z) the end of the COBRA continuation period. In addition, all outstanding equity awards granted to Mr. McDowell on or after the effective date of his employment agreement, but prior to April 1, 2018, will vest in full for unvested time-based equity awards and will vest at target levels for unvested performance-based equity awards (assuming the performance criteria had been achieved at target levels for such period). Any outstanding equity awards granted to Mr. McDowell after April 1, 2018 will vest in accordance with the terms of the applicable award agreements.
Termination by the Company without Cause or by Mr. McDowell for Good Reason (during a Change in Control Period). If Mr. McDowell’s employment is terminated by the Company during a Change in Control Period without Cause or by Mr. McDowell for Good Reason, then Mr. McDowell will be entitled to (i) the Accrued Benefits, (ii) any accrued but unpaid annual bonus for the year prior to the year of termination, (iii) an amount equal to two times the sum of his annual base salary and target bonus as in effect on the date of his termination and (iv) continued medical coverage, at the same cost to Mr. McDowell as if he were an active employee, until the earliest of: (x) one year following the date of the termination; (y) such time as Mr. McDowell obtains new employment that offers group medical coverage or (z) the end of the COBRA continuation period. In addition, all outstanding equity awards granted to Mr. McDowell on or after the effective date of his employment agreement, but prior to April 1, 2018, will vest in full for unvested time-based equity awards and will vest at target levels for unvested performance-based equity awards (assuming the performance criteria had been achieved at target levels for such period). Any outstanding equity awards granted to Mr. McDowell after April 1, 2018 will vest in accordance with the terms of the applicable award agreements.
In order to receive the payments under his employment agreement (excluding any Accrued Benefits Mr. McDowell may be entitled to receive), Mr. McDowell must execute and not revoke a general release and waiver agreement which includes a confirmation of his confidentiality, non-competition and non-solicitation obligations of his employment agreement.
Termination by the Company for Cause or Resignation without Good Reason. If Mr. McDowell’s employment is terminated by the Company for Cause or Mr. McDowell voluntarily resigns without Good Reason, then Mr. McDowell will be entitled only to Accrued Benefits and he will forfeit all unvested equity awards.
Thomas W. Roberts
Mr. Roberts is party to an employment agreement with the Company which became effective on February 23, 2016, and was amended on February 21, 2018. For purposes of the “Termination Scenario Table” below, we have presented Mr. Roberts’ termination scenarios as set forth in his employment agreement that was in effect as of December 31, 2019.
Death or Disability. If Mr. Roberts’ employment is terminated due to his death or Disability (as defined in his employment agreement), then Mr. Roberts will be entitled to “Accrued Benefits” comprised of (i) any unpaid base salary through the termination date, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date and (iii) all other payments or benefits to which Mr. Roberts is entitled under the terms of any applicable compensation arrangement or benefit plan or program. Mr. Roberts will also be entitled to any accrued but unpaid annual bonus for the year prior to the year of termination, if applicable, and any outstanding equity awards granted to Mr. Roberts on or after the effective date of his employment agreement, but prior to April 1, 2018, will vest on a pro rata basis calculated by dividing the number of whole months elapsed from the issuance of the award until the termination date by the number of whole months in the applicable vesting period for time-based awards or the performance measurement period of a performance-based award (with performance criteria assumed to be achieved at target levels). Any outstanding equity awards granted to Mr. Roberts after April 1, 2018 will vest in accordance with the terms of the applicable award agreements.
Termination by the Company without Cause or by Mr. Roberts for Good Reason (other than during a Change in Control Period). If Mr. Roberts’ employment is terminated by the Company other than during a Change in Control Period without Cause (as defined in his employment agreement) or by Mr. Roberts for Good Reason (as defined in his employment agreement), then Mr. Roberts will be entitled to (i) the Accrued Benefits, (ii) any accrued but unpaid annual bonus for the year prior to the year of termination, (iii) an amount equal to the sum of his annual base salary and target bonus for the year of termination and (iv) continued medical coverage, at the same cost to Mr. Roberts as if he were an active employee, until the earliest of: (x) one year following the date of the termination; (y) such time as Mr. Roberts obtains new employment that offers group medical coverage or (z) the end of the COBRA continuation period. In addition, all outstanding equity awards granted to Mr. Roberts on or after the effective date of his employment agreement, but prior to April 1, 2018, will vest in full for unvested time-based equity awards and will vest at target levels for unvested performance-based equity awards (assuming the performance criteria had been achieved at target levels for such period). Any outstanding equity awards granted to Mr. Roberts after April 1, 2018 will vest in accordance with the terms of the applicable award agreements.

Termination by the Company without Cause or by Mr. Roberts for Good Reason (during a Change in Control Period). If Mr. Roberts’ employment is terminated by the Company during a Change in Control Period without Cause or by Mr. Roberts for Good Reason, then Mr. Roberts will be entitled to (i) the Accrued Benefits, (ii) any accrued but unpaid annual bonus for the year prior to the year of termination, (iii) an amount equal to two times the sum of his annual base salary and target bonus as in effect on the date of his termination and (iv) continued medical coverage, at the same cost to Mr. Roberts as if he were an active employee, until the earliest of: (x) one year following the date of the termination; (y) such time as Mr. Roberts obtains new employment that offers group medical coverage or (z) the end of the COBRA continuation period. In addition, all outstanding equity awards granted to Mr. Roberts on or after the effective date of his employment agreement, but prior to April 1, 2018, will vest in full for unvested time-based equity awards and will vest at target levels for unvested performance-based equity awards (assuming the performance criteria had been achieved at target levels for such period). Any outstanding equity awards granted to Mr. Roberts after April 1, 2018 will vest in accordance with the terms of the applicable award agreements.
In order to receive the payments under his employment agreement (excluding any Accrued Benefits Mr. Roberts may be entitled to receive), Mr. Roberts must execute and not revoke a general release and waiver agreement which includes a confirmation of his confidentiality, non-competition and non-solicitation obligations of his employment agreement.
Termination by the Company for Cause or Resignation without Good Reason. If Mr. Roberts’ employment is terminated by the Company for Cause or Mr. Roberts voluntarily resigns without Good Reason, then Mr. Roberts will be entitled only to Accrued Benefits and he will forfeit all unvested equity awards.
Termination Scenario Table
The table below provides certain estimates of the payments and benefits that would be provided to our NEOs in the event that a qualifying termination of employment or a change in control occurred, assuming that the triggering event took place on December 31, 2019. The value of vested equity is based on the closing price of the Company’s common stock on December 31, 2019, the last business day of the 2019 fiscal year, which was $9.24.

Name and Termination Scenario	Accrued Bonus ($)(1)	Severance ($)	Equity Awards ($)(2)	Accrued Benefits ($)(3)	Total Payout ($)
Glenn J. Rufrano
Death or Disability	—	—	6,524,685	103,846	6,628,531
Without Cause or Resignation for Good Reason (no Change in Control)	—	5,000,000	14,473,126	129,280	19,602,406
Without Cause or Resignation for Good Reason (Change in Control)	—	7,500,000	14,473,126	103,846	22,076,972
For Cause or Voluntary Resignation	—	—	—	103,846	103,846
Non-Renewal by the Company	—	2,500,000	—	103,846	2,603,846
Michael J. Bartolotta
Death or Disability	815,000	—	2,033,978	34,455	2,883,433
Without Cause or Resignation for Good Reason (no Change in Control)	815,000	1,150,000	3,926,581	44,520	5,936,101
Without Cause or Resignation for Good Reason (Change in Control)	815,000	2,300,000	3,926,581	44,520	7,086,101
For Cause or Voluntary Resignation	—	—	—	34,455	34,455
Lauren Goldberg
Death or Disability	680,000	—	1,911,729	51,924	2,643,653
Without Cause or Resignation for Good Reason (no Change in Control)	680,000	1,025,000	3,658,365	57,961	5,421,326
Without Cause or Resignation for Good Reason (Change in Control)	680,000	2,050,000	3,658,365	57,961	6,446,326
For Cause or Voluntary Resignation	—	—	—	51,924	51,924
Paul H. McDowell
Death or Disability	730,000	—	1,942,298	51,924	2,724,222
Without Cause or Resignation for Good Reason (no Change in Control)	730,000	1,075,000	3,438,484	61,989	5,305,473
Without Cause or Resignation for Good Reason (Change in Control)	730,000	2,150,000	3,438,484	61,989	6,380,473
For Cause or Voluntary Resignation	—	—	—	51,924	51,924

Name and Termination Scenario	Accrued Bonus ($)(1)	Severance ($)	Equity Awards ($)(2)	Accrued Benefits ($)(3)	Total Payout ($)
Thomas W. Roberts
Death or Disability	760,000	—	2,339,599	48,068	3,147,667
Without Cause or Resignation for Good Reason (no Change in Control)	760,000	1,100,000	4,597,116	59,917	6,517,033
Without Cause or Resignation for Good Reason (Change in Control)	760,000	2,200,000	4,597,116	59,917	7,617,033
For Cause or Voluntary Resignation	—	—	—	48,068	48,068
__________________________

(1)
Represents the actual 2019 performance-based annual incentive cash bonus which was paid in cash in the following year for all executives with the exception of Mr. Rufrano’s 2019 performance-based annual incentive bonus which was paid in a time-based restricted stock unit award granted in February 2020 and will be reported in next year’s proxy statement. See “Compensation Discussion and Analysis-Elements of Compensation-Annual Incentive Bonus” for a discussion of each NEO’s actual bonus relative to his or her target bonus for 2019.

(2)
Includes the value of accelerating equity awards and dividend equivalents on restricted stock units. The amounts do not include performance-based restricted stock unit awards granted in 2017 (performance period was January 1, 2017 to December 31, 2019) because there would not be an acceleration of the awards as a result of a termination on December 31, 2019 as the performance criteria would have been satisfied and would be settled in accordance with its terms. The Compensation Committee determined that the awards would vest at 80% of the target award based upon the partial achievement of the vesting criteria as of December 31, 2019. For additional information about the performance-based restricted stock unit awards granted in 2017, see the “Option Exercises and Stock Vested” table above.

(3)	Includes accrued but unpaid base salary and accrued vacation and/or medical coverage for the executive and his or her spouse and then-covered dependents.

Pay Ratio Disclosure
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the Company’s median employee annual total compensation to the annual total compensation of the Company’s principal executive officer, Mr. Rufrano, our Chief Executive Officer.
For fiscal year 2019, Mr. Rufrano had total compensation as reflected in the Summary Compensation Table above. The 2019 annual compensation for the Company’s median employee (calculated excluding Mr. Rufrano) was $113,700. As a result, for 2019, Mr. Rufrano’s compensation was approximately 60 times that of the annual compensation for the median employee. As of December 31, 2019, we had 161 employees, including 158 full-time employees and three part-time employees. In determining the median employee for 2019, we utilized employees’ compensation as reported on their Form W-2s for the year ended December 31, 2019.
Under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the elements of pay and benefits used, assumptions made and the use of statistical sampling. Further, each company has unique employee populations and compensation programs. As such our pay ratio may not be comparable to the pay ratio reported by other companies.

COMPENSATION OF THE BOARD OF DIRECTORS
Director Compensation
In May 2018, the Compensation Committee engaged Semler Brossy to conduct an updated competitive assessment of the compensation program for the Board of Directors, which was initially completed in 2015 at the time that the Company was reconstituting its Board of Directors, as compared to the peer group then approved for reviewing executive pay. Following this review, with the recommendation of Semler Brossy and the Compensation Committee, the Board approved the following compensation program for directors:

•	$70,000 annual cash retainer;

•	$125,000 annual equity retainer in the form of deferred stock units;

•
elimination of meeting fees and the adoption of an excess meeting fee policy which provides a fee of $1,500 per meeting of the Board or of a Board committee in excess of ten meetings in a calendar year for the Board or the respective committee;

•	a reduced non-Executive Chairman of the Board annual cash retainer of $100,000;

•	an annual cash retainer of $30,000 for the chair of the Audit Committee and an annual cash retainer of $15,000 for each other member of the Audit Committee;

•	an annual cash retainer of $25,000 for the chair of the Compensation Committee and an annual cash retainer of $10,000 for each other member of the Compensation Committee; and

•
an annual cash retainer of $15,000 for the chair of the Nominating and Corporate Governance Committee and an annual cash retainer of $6,000 for each other member of the Nominating and Corporate Governance Committee.

Cash compensation for the Board of Directors is paid to the independent directors quarterly in arrears. The annual equity retainer is granted to each independent director on or around each regularly scheduled annual meeting of stockholders and if an independent director is elected to the Board between annual meetings of stockholders, a pro-rata annual equity retainer will be granted at such independent director’s election measured from the effective date of the election to the one-year anniversary of the previous year’s annual meeting of stockholders.

The annual equity retainer for independent directors consists of deferred stock units granted under the Equity Plan. The deferred stock units vest upon issuance and will be settled three years from the date of grant or, if a director ends his or her tenure for any reason prior thereto, at the end of his or her tenure. The deferred stock units entitle the holder to dividend equivalent payments consistent with the dividends paid on the Company’s common stock.

Independent directors may elect to participate in the Independent Directors’ Deferred Compensation Program (“Deferred Compensation Program”) whereby they receive deferred stock units in lieu of cash compensation, including any annual cash retainer for serving as Non-Executive Chairman or as chair or member of any of the Board committees and excess meeting fees, and the annual equity retainer. If a director makes this election, he or she receives a quarterly issuance of deferred stock units equal to his or her aggregate deferred retainers and meeting fees for the prior calendar quarter divided by the closing price of the Company’s common stock on the NYSE on the last business day of a quarter. If an independent director elects to defer his or her annual equity retainer, such director will receive deferred stock units that vest upon issuance but will settle at the earlier of the end of the director’s tenure, death or a change in control. The deferred stock units are granted under the Equity Plan. The deferred stock units entitle the holder to receive on the last common stock dividend payment date in the year, deferred stock units in an amount equal in value to the dividends paid on the Company’s common stock for such year.
Director Compensation Table for 2019
The following table sets forth the information regarding the compensation of our directors who served during the fiscal year ended December 31, 2019:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)
Glenn J. Rufrano(4)	—	—	—	—
Hugh R. Frater	176,000	125,000	25,243	326,243
David B. Henry	107,500	125,000	25,243	257,743
Mary Hogan Preusse	95,000	125,000	24,908	244,908
Richard J. Lieb	117,500	125,000	24,908	267,408
Mark S. Ordan	99,500	125,000	36,926	261,426
Eugene A. Pinover	97,000	125,000	55,535	277,535
Julie G. Richardson	110,000	125,000	59,499	294,499
__________________________

(1)
For a description of the annual non-employee director retainer fees and related payments, please see “Compensation of the Board of Directors—Director Compensation.” Messrs. Pinover and Ordan and Ms. Richardson each elected to participate in the Deferred Compensation Program in 2019, and amounts in this column include amounts for cash compensation which were deferred.

(2)
Amounts in this column include only amounts for the annual equity retainer and reflect the grant date fair value of deferred stock unit awards computed in accordance with ASC Topic 718, without regard to forfeitures. For further information on how we account for equity-based compensation and the assumptions used, see “Note 13 - Equity-based Compensation” to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 26, 2020. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the directors. Mr. Pinover and Ms. Richardson each elected to defer their annual equity retainer pursuant to their election to participate in the Deferred Compensation Program in 2019.

(3)
Reflects dividend equivalents on deferred stock units that have not yet settled. In the case of Messrs. Pinover and Ordan and Ms. Richardson, also reflects the value of deferred stock units granted in lieu of dividend equivalents pursuant to their election to participate in the Deferred Compensation Program in 2019.

(4)	Mr. Rufrano did not receive any fees for serving as a director in 2019.

Director Stock Ownership Guidelines

In 2015, our Board adopted guidelines encouraging each director to hold shares of the Company’s common stock. Each non-employee director of the Company is required to own common stock of the Company with a fair market value of at least five times the cash portion of his or her annual retainer. Each non-employee director has a phase-in period of five years from the date of his or her election to the Board to achieve the required minimum share ownership level. As of December 31, 2019, all of the non-employee directors met the requirements.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The table below presents the members of the Compensation Committee and their respective service terms. None of these persons had, at any time, served as an officer or employee of the Company and, during 2019, none of these persons had any relationships with the Company requiring disclosure under applicable rules and regulations of the SEC.

Name	Dates
Julie G. Richardson (Independent Director)(1)	April 1, 2015 - Present
Mary Hogan Preusse (Independent Director)	April 5, 2017 - Present
Richard J. Lieb (Independent Director)	April 5, 2017 - Present
Mark S. Ordan (Independent Director)	September 29, 2015 - Present
__________________________

(1)	Ms. Richardson has served as the Chair of the Compensation Committee since September 29, 2015.

PROPOSAL 3
NON-BINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to vote on a non-binding advisory resolution approving the named executive officers’ compensation described herein. This proposal, known as a “say on pay” proposal, gives the Company’s stockholders the opportunity to express their views on our named executive officer’s compensation.
The Board believes that the information provided in the Compensation Discussion and Analysis demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve, on a non-binding advisory basis, the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion, is hereby approved.”
While the say-on-pay vote is advisory and will be non-binding, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers. Unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2021 annual meeting of stockholders. Proposal 4 provides for the advisory vote on the frequency of holding future say-on-pay votes and, subsequent to this vote, the next such vote will occur no later than the 2026 annual meeting of stockholders.
We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This non-binding advisory vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve by non-binding advisory resolution the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS RESOLUTION.

PROPOSAL 4
NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY RESOLUTIONS ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A(a)(2) of the Exchange Act requires the Company to submit a non-binding advisory proposal to stockholders not less frequently than every six years enabling stockholders to vote on whether the advisory say-on-pay votes for named executive officer compensation, such as Proposal 3, should be held every one, two or three years. Our Board has determined that, of these alternatives, a non-binding advisory vote on named executive officer compensation that occurs every year is the most appropriate alternative for the Company. For the reasons set forth below, our Board recommends that stockholders select a frequency of one year or an annual vote for the frequency of future say-on-pay votes.

•
A shorter time period between advisory say-on-pay votes will continue to allow the Board to receive regular feedback on compensation decisions and allow the Board to link the results of each advisory vote to specific compensation actions or decisions.

•
The Company’s compensation decisions, including base salary adjustments, annual cash incentive awards and grants of long-term equity incentive awards, are made annually. An annual advisory vote aligns with the timing of these decisions and provides our stockholders an opportunity to express their view on each year’s compensation decisions for named executive officers.

•
Annual advisory votes are also consistent with the frequency that was approved at our 2014 annual meeting of stockholders and that we have been following since 2014. Accordingly, the administrative process of submitting a non-binding advisory say-on-pay proposal to stockholders on an annual basis is not expected to impose substantial additional administrative costs.

For this proposal, stockholders may vote for one of the following alternatives: every year (box “1 YEAR” on the proxy card), every two years (box “2 YEARS” on the proxy card), every three years (box “3 YEARS” on the proxy card), or abstain. By selecting one of these alternatives, stockholders are voting to approve the alternative voted for (or abstain from this vote), and are not voting to approve or disapprove of our recommendation. The vote on this proposal is advisory, and therefore is not binding on the Company or the Board. The Board currently intends for the Company to hold a say-on-pay vote every year. However, the Board values the opinions of the Company’s stockholders and intends to consider the results of this vote when determining how frequently to submit non-binding advisory resolutions on named executive compensation to a vote of the Company’s stockholders. The Company will consider the selection determined by the affirmative vote of a majority of the votes cast in favor of holding future say-on-pay votes every one, two or three years in selecting the frequency of such say-on-pay votes going forward. If none of the alternatives in this proposal (one year, two years or three years) receives a majority vote, we will consider the alternative with the highest number of votes cast to be the frequency that has been approved pursuant to the non-binding advisory vote of the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF EVERY YEAR (BOX “1 YEAR” ON THE PROXY CARD) FOR FUTURE NON-BINDING ADVISORY RESOLUTIONS ON NAMED EXECUTIVE OFFICER COMPENSATION.

STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of March 27, 2020, in each case including shares of common stock which such persons have a right to acquire within 60 days, by:

•
each person known by the Company to be the beneficial owner of more than 5% of its outstanding shares of its common stock based solely upon the amounts and percentages contained in the public filings of such persons;

•	each of the Company’s executive officers and directors; and

•	all of the Company’s executive officers and directors as a group.

	Percentage of Common Stock
Name of Beneficial Owner	Shares Owned (1)	Percentage (2)
The Vanguard Group(3)	154,423,116	14.3%
Cohen & Steers, Inc.(4)	94,020,484	8.7%
Blackrock, Inc.(5)	89,780,499	8.3%

Directors and Executive Officers(6)
Hugh R. Frater(7)	142,704	*
David B. Henry(8)	67,653	*
Mary Hogan Preusse(9)	49,029	*
Richard J. Lieb(10)	49,029	*
Mark S. Ordan(11)	97,459	*
Eugene A. Pinover(12)	135,175	*
Julie G. Richardson(13)	166,485	*
Glenn J. Rufrano	1,410,750	*
Michael J. Bartolotta	202,117	*
Lauren Goldberg	174,739	*
Paul H. McDowell	199,638	*
Thomas W. Roberts(14)	399,209	*
All directors and executive officers as a group	3,093,987	*
(12 persons)
__________________________
* Represents less than 1% of the shares of the Company’s common stock outstanding.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of the Company’s common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

(2)
Based on an assumed 1,079,059,696 shares of common stock outstanding as of March 27, 2020, which includes 496,047 deferred stock units that are immediately vested upon grant but generally will be settled either on the earlier of the date on which the director separates from the Company, dies or the third anniversary of the grant date, or if granted pursuant to the Deferred Compensation Plan, on the date the director separates from the Company (or upon a change of control or death), and 782,170 OP Units that are exchangeable into shares of the Company’s common stock. OP Units are exchangeable, except under certain limited circumstances, beginning one year from the date of issuance. Holders of the deferred stock units and OP Units are not entitled to voting rights.

(3)
The Vanguard Group has sole voting power with respect to 1,929,817 shares, shared voting power with respect to 1,439,651 shares, sole dispositive power with respect to 152,362,006 shares and shared dispositive power with respect to 2,061,110 shares. The information with respect to The Vanguard Group is based on the Schedule 13G/A filed with the SEC on February 11, 2020. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
Cohen & Steers, Inc. has sole voting power with respect to 58,350,685 shares, has sole dispositive power with respect to 94,020,484 shares and has no shared voting or dispositive power. The information with respect to Cohen & Steers, Inc. is based solely on the Schedule 13G/A filed with the SEC on February 14, 2020. The address for Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017.

(5)
BlackRock, Inc. has sole voting power with respect to 81,236,888 shares, has sole dispositive power with respect to 89,780,499 shares and has no shared voting or dispositive power. The information with respect to BlackRock, Inc. is based solely on the Schedule 13G/A filed with the SEC on February 6, 2020. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055.

(6)	The address for each of the directors and executive officers is c/o VEREIT, Inc., 2325 E. Camelback Road, 9th Floor, Phoenix, Arizona 85016.

(7)	Includes 46,633 deferred stock units issued in connection with such individual’s service as a member of the Board and 72,000 shares that are held in a trust.

(8)	Includes 46,633 deferred stock units issued in connection with such individual’s service as a member of the Board.

(9)	Includes 46,633 deferred stock units issued in connection with such individual’s service as a member of the Board.

(10)	Includes 46,633 deferred stock units issued in connection with such individual’s service as a member of the Board.

(11)	Includes 73,602 deferred stock units issued in connection with such individual’s service as a member of the Board.

(12)	Includes 113,877 deferred stock units issued in connection with such individual’s service as a member of the Board and 21,298 shares of the Company’s common stock that are held in a trust.

(13)
Includes 122,036 deferred stock units issued in connection with such individual’s service as a member of the Board and 17,400 aggregate shares of the Company’s common stock that are held in three separate trusts.

(14)	Includes 399,209 shares of the Company’s common stock that are held in a trust.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Certain Conflict Resolution Procedures
Related Person Transaction Approval Policy
The Board has adopted a written Related Person Transaction Approval Policy for the review, approval or ratification of any related person transactions. This policy delegates to the Nominating and Corporate Governance Committee the authority to review such transactions and to take any actions as it may deem appropriate. Under the policy, each director, nominee for director and executive officer is responsible for providing prompt written notice to the committee of any potential related person transaction of which he or she is aware and regardless of the dollar amount involved or whether it involves the individual directly, his or her immediate family or any other director, nominee for director or executive officer. The Nominating and Corporate Governance Committee may consider all facts and circumstances it deems appropriate in reviewing or approving a related person transaction, including among other factors the related person’s interest in the transaction, the business purpose and reasonableness of the transaction, whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties, and the materiality of the transaction to the related person and the Company.

Operating Partnership
We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest, and the limited partners of the Operating Partnership have agreed that in the event of a conflict between the duties owed by our directors to the Company and the Company’s duties, in its capacity as the general partner of the Operating Partnership, to such limited partners, we are under no obligation to give priority to the interests of such limited partners.
There can be no assurance that these policies will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to us.

OTHER MATTERS PRESENTED FOR ACTION AT THE 2020 ANNUAL MEETING
Our Board of Directors does not intend to present for consideration at the Annual Meeting any matter other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented for consideration at the meeting, the persons named in the proxy will vote thereon pursuant to the discretionary authority conferred by the proxy.
ATTENDANCE AT THE 2020 ANNUAL MEETING
All stockholders of record of shares of the Company’s common stock at the close of business on the record date, or their designated proxies, are authorized to attend the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, bank or similar organization, you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other record holder, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the Annual Meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.
STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING
Stockholder Proposals in Next Year’s Proxy Statement
Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when it holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2021 annual stockholders’ meeting, the proposal must be received at our principal executive offices no later than 5:00 p.m., Eastern Time, on the date which is 120 days prior to the anniversary of the date of this proxy statement (or December 8, 2020). We will not be required to include in our proxy statement and proxy card any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Maryland corporate law.
In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2021 annual stockholders’ meeting pursuant to the proxy access provision of our Bylaws, notice of such nomination and other required information must be received at our principal executive offices on or before December 8, 2020. In the event that the 2021 annual stockholders’ meeting is scheduled to be held on a date more than 30 days before or more than 60 days after May 21, 2021 (or before April 21, 2021 or after July 20, 2021), our Bylaws state that such notice and other required information must be received at our principal executive offices not later than the close of business on the later of (x) the 150th day prior to the scheduled date of the 2021 annual stockholders’ meeting or (y) the tenth day following the day on which we first make a public announcement of the date of the 2021 annual stockholders’ meeting. In no event, shall the adjournment, postponement, or rescheduling of any previously scheduled meeting of stockholders, or the public announcement thereof, commence a new time period for giving notice.
In addition, our Bylaws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates. Notices and other required information must be received by our Secretary at our principal executive office, which is currently VEREIT, Inc., 2325 E. Camelback Road, 9th Floor, Phoenix, Arizona 85016, Attention: Lauren Goldberg, Executive Vice President, General Counsel and Secretary.
Stockholder Proposals and Nominations for Directors to be Presented at the 2021 Annual Meeting
For any proposal that is not submitted for inclusion in our proxy material for the 2021 annual stockholders’ meeting but is instead sought to be presented directly at that meeting, the Bylaws permit such a presentation if (1) our Secretary receives written notice of the proposal at our principal executive offices not earlier than 5:00 p.m., Eastern Time, on November 8, 2020 nor later than 5:00 p.m., Eastern Time, on December 8, 2020 and (2) it meets the requirements of the Bylaws and the SEC for submittal. In the event that the date of the 2021 annual stockholders’ meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than 5:00 p.m., Eastern time, on the 150th day prior to the date of the meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the meeting, as originally convened, or the 10th day following the day on which public announcement of the date of the meeting is first made. In no event, shall the public announcement of a postponement or adjournment of an annual meeting of stockholders commence a new time period for giving notice.
All nominations must also comply with our charter. All proposals should be sent via registered, certified or express mail to our Secretary at our principal executive office, which is currently: VEREIT, Inc., 2325 E. Camelback Road, 9th Floor, Phoenix, Arizona 85016, Attention: Lauren Goldberg, Executive Vice President, General Counsel and Secretary.

APPENDIX A
CERTAIN DEFINITIONS AND RECONCILIATIONS

Annualized Rental Income is rental revenue under our leases on operating properties on a straight-line basis, which includes the effect of rent escalations and any tenant concessions, such as free rent, and our pro rata share of such revenues from properties owned by unconsolidated joint ventures. Annualized Rental Income excludes any adjustments to rental income due to changes in the collectability assessment, contingent rent, such as percentage rent, and operating expense reimbursements. Management uses Annualized Rental Income as a basis for tenant, industry and geographic concentrations and other metrics within the portfolio. Annualized Rental Income is not indicative of future performance. Portfolio concentrations discussed throughout this proxy statement are based on Annualized Rental Income.
Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and Normalized EBITDA
Due to certain unique operating characteristics of real estate companies, as discussed below, Nareit has promulgated a supplemental performance measure known as Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate. Nareit defines EBITDAre as net income or loss computed in accordance with GAAP, adjusted for interest expense, income tax expense (benefit), depreciation and amortization, impairment write-downs on real estate, gains or losses from disposition of property and our pro rata share of EBITDAre adjustments related to unconsolidated partnerships and joint ventures. We calculated EBITDAre in accordance with Nareit's definition described above.
In addition to EBITDAre, we use Normalized EBITDA as a non-GAAP supplemental performance measure to evaluate the operating performance of the Company. Normalized EBITDA, as defined by the Company, represents EBITDAre, modified to exclude non-routine items such as acquisition-related expenses, litigation and non-routine costs, net, loss on disposition of discontinued operations, net revenue or expense earned or incurred that is related to the services agreement, gains or losses on sale of investment securities or mortgage notes receivable, payments on fully reserved loan receivables and restructuring expenses. We also exclude certain non-cash items such as impairments of goodwill and intangible assets, straight-line rental revenue, gains or losses on derivatives, gains or losses on the extinguishment or forgiveness of debt, write-off of program development costs, and amortization of intangibles, above-market lease assets and below-market lease liabilities. Normalized EBITDA omits the Normalized EBITDA impact of Excluded Properties. Management believes that excluding these costs from EBITDAre provides investors with supplemental performance information that is consistent with the performance models and analysis used by management, and provides investors a view of the performance of our portfolio over time. Therefore, EBITDA, EBITDAre and Normalized EBITDA should not be considered as an alternative to net income, as computed in accordance with GAAP. The Company uses EBITDA, EBITDAre and Normalized EBITDA as one measure of its operating performance when formulating corporate goals and evaluating the effectiveness of the Company's strategies. Normalized EBITDA may not be comparable to similarly titled measures of other companies.

EBITDA, EBITDAre AND NORMALIZED EBITDA
(Unaudited, in thousands)

	Year Ended December 31,
	2019	2018
Net loss	$(307,106)	$(88,030)
Adjustments:
Interest expense	278,574	280,887
Depreciation and amortization	481,995	640,618
Provision for income taxes	4,262	3,006
Proportionate share of adjustments for unconsolidated entities	3,966	1,448
EBITDA	$461,691	$837,929
Gain on disposition of real estate assets, including joint ventures, net	(292,654)	(95,034)
Impairments of real estate	47,091	54,647
EBITDAre	$216,128	$797,542
Loss on disposition of discontinued operations	—	1,815
Payments received on fully reserved loans	(133)	(4,792)
Acquisition-related expenses	4,337	3,632
Litigation and non-routine costs, net	815,422	290,309
Loss (gain) on investments	493	(4,092)
Loss (gain) on derivative instruments, net	58	(355)
Amortization of above-market lease assets and deferred lease incentives, net of amortization of below-market lease liabilities	2,538	4,178
Loss (gain) on extinguishment and forgiveness of debt, net	17,910	(5,360)
Net direct financing lease adjustments	1,617	2,023
Straight-line rent, net of bad debt expense related to straight-line rent	(28,032)	(39,723)
Restructuring expenses	10,505	—
Other adjustments, net	(2,686)	(2,150)
Proportionate share of adjustments for unconsolidated entities	(1,079)	18
Adjustment for Excluded Properties	(257)	35
Normalized EBITDA	$1,036,821	$1,043,080
Normalized EBITDA from continuing operations	$1,036,821	$1,040,319
Normalized EBITDA from discontinued operations	$—	$2,761

Excluded Properties are properties for which (i) the related mortgage loan is in default, and (ii) management decides to transfer the properties to the lender in connection with settling the mortgage note obligation. Certain non-GAAP measures and operating metrics omit the impact of such properties for the month beginning with the date that such criteria are met and ending with the disposition date, in order to better reflect the ongoing operations of the Company.

Fixed Charge Coverage Ratio is the sum of (i) Interest Expense, excluding non-cash amortization, (ii) secured debt principal amortization on Adjusted Principal Outstanding and (iii) dividends attributable to preferred shares divided by Normalized EBITDA. Management believes that Fixed Charge Coverage Ratio is a useful supplemental measure of our ability to satisfy fixed financing obligations (unaudited, dollar amounts in thousands).

	December 31, 2019		December 31, 2018
Fixed Charge Coverage Ratio
Interest Expense, excluding non-cash amortization	$66,292		$68,314
Secured debt principal amortization	2,360		2,424
Dividends attributable to preferred shares	15,964		17,973
Total fixed charges	84,616		88,711
Normalized EBITDA	253,915		257,486
Fixed Charge Coverage Ratio	3.00	x	2.90x

Funds from Operations and Adjusted Funds from Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. (“Nareit”), an industry trade group, has promulgated a supplemental performance measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental performance measure to reflect the operating performance of a real estate investment trust (“REIT”). FFO is not equivalent to our net income or loss as determined under U.S. GAAP.
Nareit defines FFO as net income or loss computed in accordance with U.S. GAAP adjusted for gains or losses from disposition of property, depreciation and amortization of real estate assets, impairment write-downs on real estate, and our pro rata share of FFO adjustments related to unconsolidated partnerships and joint ventures. We calculate FFO in accordance with Nareit’s definition described above.
In addition to FFO, we use adjusted funds from operations (“AFFO”) as a non-GAAP supplemental financial performance measure to evaluate the operating performance of the Company. AFFO, as defined by the Company, excludes from FFO non-routine items such as acquisition-related expenses, litigation and non-routine costs, net, loss on disposition of discontinued operations, net revenue or expense earned or incurred that is related to the services agreement, gains or losses on sale of investment securities or mortgage notes receivable, payments on fully reserved loan receivables and restructuring expenses. We also exclude certain non-cash items such as impairments of goodwill and intangible assets, straight-line rent, net of bad debt expense related to straight-line rent, net direct financing lease adjustments, gains or losses on derivatives, reserves for loan loss, gains or losses on the extinguishment or forgiveness of debt, non-current portion of the tax benefit or expense, equity-based compensation and amortization of intangible assets, deferred financing costs, premiums and discounts on debt and investments, above-market lease assets and below-market lease liabilities. We omit the impact of the Excluded Properties and related non-recourse mortgage notes from FFO to calculate AFFO. Management believes that excluding these costs from FFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management, and provides investors a view of the performance of our portfolio over time. AFFO allows for a comparison of the performance of our operations with other publicly-traded REITs, as AFFO, or an equivalent measure, is routinely reported by publicly-traded REITs, and we believe often used by analysts and investors for comparison purposes.
For all of these reasons, we believe FFO and AFFO, in addition to net income (loss), as defined by U.S. GAAP, are helpful supplemental performance measures and useful in understanding the various ways in which our management evaluates the performance of the Company over time. However, not all REITs calculate FFO and AFFO the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to net income (loss) and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Neither the U.S. Securities and Exchange Commission (“SEC”), Nareit, nor any other regulatory body has evaluated the acceptability of the exclusions used to adjust FFO in order to calculate AFFO and its use as a non-GAAP financial performance measure.

ADJUSTED FUNDS FROM OPERATIONS
(Unaudited, in thousands, except for share and per share data)

	Year Ended December 31,
	2019	2018	2017	2016	2015	2014
Net (loss) income	$(307,106)	$(88,030)	$32,378	$(200,824)	$(323,492)	$(1,010,912)
Dividends on non-convertible preferred stock	(68,488)	(71,892)	(71,892)	(71,892)	(71,892)	(71,094)
Gain on disposition of real estate assets and interests in unconsolidated joint ventures, net	(292,654)	(95,034)	(61,536)	(55,722)	65,582	277,031
Depreciation and amortization of real estate assets	480,064	637,097	703,133	756,315	817,469	844,527
Impairment of real estate	47,091	54,647	50,548	182,820	91,755	100,547
Proportionate share of adjustments for unconsolidated entities	2,721	1,278	477	2,719	5,744	9,037
FFO attributable to common stockholders and limited partners	(138,372)	438,066	653,108	613,416	585,166	149,136
Acquisition-related expenses	4,337	3,632	3,402	1,321	6,243	38,940
Litigation and non-routine costs, net	815,422	290,309	51,762	3,884	33,628	199,616
Impairment of goodwill and intangible assets	—	—	—	120,931	213,339	309,444
Loss on disposition and held for sale loss on discontinued operations	—	1,815	20,027	—	—	—
Payments received on fully reserved loans	(133)	(4,792)	—	—	15,300	—
Legal settlements	—	—	—	—	(1,250)	(63,206)
Loss (gain) on investment securities and mortgage notes receivable	493	(4,092)	(65)	—	(65)	(6,357)
Loss (gain) on derivative instruments, net	58	(355)	(2,976)	1,191	1,460	10,570
Amortization of premiums and discounts on debt and investments, net	(5,312)	(3,486)	(4,616)	(14,693)	(19,183)	(6,449)
Amortization of above-market lease assets and deferred lease incentives, net of amortization of below-market lease liabilities	2,538	4,178	5,366	5,396	4,522	5,900
Net direct financing lease adjustments	1,617	2,023	2,093	2,264	2,037	1,595
Amortization and write-off of deferred financing costs	15,464	19,166	24,536	28,063	33,998	91,922
Amortization of management contracts	—	—	14,514	26,171	25,903	68,537
Deferred and other tax benefit	—	(1,855)	8,671	(10,136)	(52,242)	(33,324)
Loss (gain) on extinguishment and forgiveness of debt, net	17,910	(5,360)	(18,373)	771	(4,812)	21,869
Straight-line rent, net of bad debt expense related to straight-line rent	(28,032)	(39,723)	(44,903)	(54,190)	(82,398)	(75,171)
Equity-based compensation	12,251	12,417	16,751	10,728	14,500	31,825
Restructuring expenses	10,505	—	—	—	—	—
Other adjustments, net	(773)	1,446	2,566	5,296	3,840	2,727
Proportionate share of adjustments for unconsolidated entities	(1,005)	36	378	1,044	2,072	3,140
Adjustments for Excluded Properties	(33)	465	6,528	—	—	—
AFFO attributable to common stockholders and limited partners	$706,935	$713,890	$738,769	$741,457	$782,058	$750,714

Weighted-average shares of Common Stock outstanding - basic	998,139,969	969,092,268	974,098,652	931,422,844	903,360,763	793,150,098
Effect of weighted-average Limited Partner OP Units and dilutive securities	20,094,822	24,145,875	24,059,312	24,626,646	26,013,303	44,502,144
Weighted-average shares of Common Stock outstanding - diluted	1,018,234,791	993,238,143	998,157,964	956,049,490	929,374,066	837,652,242

AFFO attributable to common stockholders and limited partners per diluted share	$0.69	$0.72	$0.74	$0.78	$0.84	$0.90

Data presented below includes both continuing operations, which primarily represent the Company's real estate operations, and discontinued operations, which represent substantially all of Cole Capital, except as otherwise indicated (unaudited, in thousands, except for share and per share data).

	Year Ended December 31,
	2019	2018	2017
AFFO attributable to common stockholders and limited partners from continuing operations	$706,935	$710,688	$702,556
AFFO attributable to common stockholders and limited partners from discontinued operations	—	3,202	36,213
AFFO attributable to common stockholders and limited partners	$706,935	$713,890	$738,769

Weighted-average shares of Common Stock outstanding - basic	998,139,969	969,092,268	974,098,652
Effect of weighted-average Limited Partner OP Units and dilutive securities	20,094,822	24,145,875	24,059,312
Weighted-average shares of Common Stock outstanding - diluted	1,018,234,791	993,238,143	998,157,964

AFFO attributable to common stockholders and limited partners from continuing operations per diluted share	$0.69	$0.72	$0.70
AFFO attributable to common stockholders and limited partners from discontinued operations per diluted share	—	0.00	0.04
AFFO attributable to common stockholders and limited partners per diluted share	$0.69	$0.72	$0.74

Gross Real Estate Investments represent total gross real estate and related assets of Operating Properties, equity investments in the Cole REITs, investment in direct financing leases, investment securities backed by real estate and mortgage notes receivable, and the Company's pro rata share of such amounts related to properties owned by unconsolidated joint ventures, net of gross intangible lease liabilities. We believe that the presentation of Gross Real Estate Investments, which shows our total investments in real estate and related assets, in connection with Net Debt, provides useful information to investors to assess our overall financial flexibility, capital structure and leverage. Gross Real Estate Investments should not be considered as an alternative to the Company's real estate investments balance as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with, and as a supplement to, the Company's financial information prepared in accordance with GAAP.
The following table shows a reconciliation of Gross Real Estate Investments to the amounts presented in accordance with GAAP on the balance sheet for the periods presented (unaudited, in thousands):

	December 31, 2019	December 31, 2018
Total real estate investments, at cost - as reported	$14,843,870	$15,604,839
Adjustments:
Investment in unconsolidated entities	—	35,289
Investment in Cole REITs	7,552	7,844
Gross assets held for sale	36,210	3,020
Investment in direct financing leases, net	9,341	13,254
Mortgage notes receivable, net	—	10,164
Gross intangible lease liabilities	(242,898)	(263,384)
Unconsolidated joint ventures' pro rata share	121,873	—
Gross Real Estate Investments	$14,775,948	$15,411,026

Interest Expense, excluding non-cash amortization is a non-GAAP measure that represents interest expense incurred on the outstanding principal balance of our debt and the Company's pro rata share of the unconsolidated joint ventures' outstanding principal balance. This measure excludes (i) the amortization of deferred financing costs, premiums and discounts, which is included in interest expense in accordance with GAAP, and (ii) the impact of Excluded Properties and related non-recourse mortgage notes. We believe that the presentation of Interest Expense, excluding non-cash amortization, which shows the interest expense on our contractual debt obligations, provides useful information to investors to assess our overall solvency and financial flexibility. Interest Expense, excluding non-cash amortization should not be considered as an alternative to the Company's interest expense as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company's financial information prepared in accordance with GAAP.
The following table shows a reconciliation of Interest Expense, excluding non-cash amortization to interest expense presented in accordance with GAAP on the statements of operations for the periods presented (unaudited, in thousands):

	Three Months Ended
	December 31, 2019	December 31, 2018
Interest expense - as reported	$(69,628)	$(70,832)
Adjustments:
Amortization of deferred financing costs and other non-cash charges	(5,395)	(3,813)
Amortization of net premiums	1,569	1,295
Unconsolidated joint ventures' pro rata share	(490)	—
Interest Expense, excluding non-cash amortization	$(66,292)	$(68,314)
Net Debt, Principal Outstanding and Adjusted Principal Outstanding
Principal Outstanding is a non-GAAP measure that represents the Company's outstanding principal debt balance, excluding certain GAAP adjustments, such as premiums and discounts, financing and issuance costs, and related accumulated amortization. Adjusted Principal Outstanding includes the Company's pro rata share of the unconsolidated joint ventures' outstanding principal debt balance and omits the outstanding principal balance of mortgage notes secured by Excluded Properties. We believe that the presentation of Principal Outstanding and Adjusted Principal Outstanding, which show our contractual debt obligations, provides useful information to investors to assess our overall financial flexibility, capital structure and leverage. Principal Outstanding and Adjusted Principal Outstanding should not be considered as alternatives to the Company's consolidated debt balance as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with, and as a supplement to, the Company's financial information prepared in accordance with GAAP.
Net Debt is a non-GAAP measure used to show the Company's Adjusted Principal Outstanding, less all cash and cash equivalents and the Company's pro rata share of unconsolidated joint ventures' cash and cash equivalents. We believe that the presentation of Net Debt provides useful information to investors because our management reviews Net Debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage.

The following table shows a reconciliation of Net Debt, Principal Outstanding and Adjusted Principal Outstanding to the amounts presented in accordance with GAAP on the balance sheet for the periods presented (unaudited, in thousands):

	December 31, 2019	December 31, 2018
Mortgage notes payable, net	$1,528,134	$1,922,657
Corporate bonds, net	2,813,739	3,368,609
Convertible debt, net	318,183	394,883
Credit facility, net	1,045,669	401,773
Total debt - as reported	5,705,725	6,087,922
Deferred financing costs, net	39,721	42,763
Net discounts (premiums)	5,413	(8,053)
Principal Outstanding	5,750,859	6,122,632
Unconsolidated joint ventures' pro rata share	53,850	—
Adjusted Principal Outstanding	$5,804,709	$6,122,632
Cash and cash equivalents	(12,921)	(30,758)
Pro rata share of unconsolidated joint ventures' cash and cash equivalents	(1,480)	—
Net Debt	$5,790,308	$6,091,874

Net Debt to Normalized EBITDA Annualized equals Net Debt divided by the respective quarter Normalized EBITDA multiplied by four. We believe that the presentation of Net Debt to Normalized EBITDA Annualized provides useful information to investors because our management reviews Net Debt to Normalized EBITDA Annualized as part of its management of our overall liquidity, financial flexibility, capital structure and leverage (unaudited, dollar amounts in thousands).

	December 31, 2019		December 31, 2018
Net Debt Ratios
Net Debt	$5,790,308		$6,091,874
Normalized EBITDA annualized	1,015,660		1,029,944
Net Debt to Normalized EBITDA annualized ratio	5.70	x	5.91	x

Unencumbered Asset Ratio equals unencumbered Gross Real Estate Investments divided by Gross Real Estate Investments. Management believes that Unencumbered Asset Ratio is a useful supplemental measure of our overall liquidity and leverage (unaudited, dollar amounts in thousands).

	December 31, 2019	December 31, 2018
Unencumbered Assets/Real Estate Assets
Unencumbered Gross Real Estate Investments	$11,681,648	$11,574,315
Gross Real Estate Investments	14,775,948	15,411,026
Unencumbered Asset Ratio	79.1%	75.1%

VEREIT

VEREIT, INC.
2325 EAST CAMELBACK ROAD
9TH FLOOR
PHOENIX, AZ 85016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E97218-P33668 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VEREIT, INC.

The Board of Directors recommends you vote FOR each of the following director nominees:

Nominees:	For	Against	Abstain
1a. Glenn J. Rufrano	☐	☐	☐
1b. Hugh R. Frater	☐	☐	☐
1c. David B. Henry	☐	☐	☐
1d. Mary Hogan Preusse	☐	☐	☐
1e. Richard J. Lieb	☐	☐	☐
1f. Mark S. Ordan	☐	☐	☐
1g. Eugene A. Pinover	☐	☐	☐
1h. Julie G. Richardson	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals 2 and 3:	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐
3. To approve by a non-binding advisory resolution the compensation of the Company's named executive officers as described in the Company's definitive proxy statement.	☐	☐	☐

The Board of Directors recommends you vote for 1 YEAR on proposal 4:	1 Year	2 Years	3 Years	Abstain
4. To approve by a non-binding advisory vote the frequency of future non-binding advisory resolutions on named executive officer compensation.	☐	☐	☐	☐

NOTE: Other business may come before the Annual Meeting and any other adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Notice, Proxy Statement and 2019 Annual Report are available at www.proxyvote.com.

E97219-P33668

VEREIT, INC.
Annual Meeting of Stockholders
May 21, 2020, 8:30 AM local time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Lauren Goldberg, Bianca Martinez and Justin Shuler, or one of them, and each of them, with full power of substitution and revocation, to act as attorneys and proxies for the undersigned to attend the Annual Meeting of Stockholders of VEREIT, Inc. (the "Company"), to be held at 2325 E. Camelback Road, Phoenix, AZ 85016,* at 8:30 a.m. local time on Thursday, May 21, 2020, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned at the Annual Meeting with all powers possessed by the undersigned if personally present at the Annual Meeting. The undersigned acknowledges receipt from the Company prior to the execution of the proxy of a Notice of Annual Meeting of Stockholders and a Proxy Statement, the terms of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2 AND PROPOSAL 3, AND FOR "1 YEAR" ON PROPOSAL 4. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter, including a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies, that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side